EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

Green Dynasty Limited,

Green Dynasty Acquisition, Inc.,

Fushi Copperweld, Inc.

and

Green Dynasty Holdings Limited

Dated as of June 28, 2012

i

(continued)

ii

(continued)

iii

(continued)

		Page

Section 9.10	Specific Performance	64
Section 9.11	Jurisdiction	65
Section 9.12	Interpretation	65
Section 9.13	WAIVER OF JURY TRIAL	65

iv

INDEX OF DEFINED TERMS

Abax Confidentiality Agreement	Section 6.4
Abax Equity Financing	Section 4.7(a)
Abax Equity Financing Commitment	Section 4.7(a)
Abax Funds	Section 4.7(a)
Acquisition Proposal	Section 6.5(f)(i)
affiliate	Section 9.3
Affiliate Transactions	Section 3.22
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.5(c)
Ancillary Debt Agreements	Section 6.13(a)
Antitrust Law	Section 9.3
Articles of Merger	Section 1.2
Bank Lender	Section 4.7(a)
beneficially owned	Section 9.3
Book-Entry Shares	Section 2.3(b)
Business Day	Section 9.3
Buyer Group Contracts	Section 4.14
CEO Confidentiality Agreement	Section 6.4
CEO Equity Financing	Section 4.7(a)
CEO Equity Financing Commitment	Section 4.7(a)
Certificates	Section 2.3(b)
Change of Recommendation	Section 6.5(c)
Closing	Section 1.2(a)
Closing Date	Section 1.2(a)
Code	Section 2.3(f)
Company	Preamble
Company Articles of Incorporation	Section 3.2(a)
Company Board	Recitals
Company Bylaws	Section 3.2(a)
Company Common Stock	Section 2.1(a)
Company Credit Agreements	Section 9.3
Company Disclosure Schedule	Article III
Company Employees	Section 3.10(a)
Company Licenses	Section 3.6(b)
Company Plans	Section 3.10(a)
Company Recommendation	Section 3.4
Company Requisite Vote	Section 9.3
Company Restricted Share	Section 2.2(b)
Company Securities	Section 3.3(b)
Company Stock Option	Section 2.2(a)
Company Stock Plans	Section 2.2(a)
Company Subsidiaries’ Articles of Incorporation	Section 3.2(b)
Company Subsidiaries’ Bylaws	Section 3.2(b)
Company Subsidiary	Section 9.3
Confidentiality Agreements	Section 6.4
Contract	Section 3.5(a)
Contribution	Section 4.7(a)
Contribution Agreement	Recitals
control	Section 9.3
D&O Insurance	Section 6.7(c)
Debt Financing	Section 4.7(a)
Debt Financing Agreement	Section 4.7(a)
DTC	Section 2.3(c)
DTC Payment	Section 2.3(c)
Effective Time	Section 1.2(b)
e-mail	Section 9.2
Environmental Laws	Section 3.18(b)(i)
Environmental Permits	Section 3.18(b)(ii)
Equity Financing	Section 4.7(a)
Equity Financing Commitments	Section 4.7(a)
ERISA	Section 3.10(a)
Exchange Act	Section 3.3(c)
FCPA	Section 3.7(e)
Financial Advisor	Section 3.23
Financing	Section 4.7(a)
Financing Documents	Section 4.7(a)
Financing Sources	Section 6.13(c)
Fushi International (Dalian)	Section 9.3
GAAP	Section 3.7(b)
Governmental Entity	Section 3.5(b)
Grant Date	Section 3.3(c)
Guarantees	Recitals
Guarantors	Recitals
Hazardous Materials	Section 3.18(b)(iii)
Holdco	Preamble
Indemnified Parties	Section 6.7(a)
IRS	Section 3.10(b)
knowledge	Section 9.3
law	Section 9.3
Lease Agreements	Section 3.19(a)(iv)
Leased Real Property	Section 3.14(b)
Legal Proceeding	Section 3.9
Licenses	Section 3.6(b)
Lien	Section 9.3
Material Adverse Effect	Section 9.3
Material Contract	Section 3.19(a)
Material Subsidiary	Section 3.2(b)
Measurement Date	Section 3.3(a)
Merger	Recitals
Merger Consideration	Section 2.1(a)
Merger Sub	Preamble
NASDAQ	Section 3.5(b)
NASDAQ Marketplace Rules	Section 9.3
Nevada Secretary of State	Section 1.2(b)
Nevada Takeover Laws	Section 9.3

v

INDEX OF DEFINED TERMS
(Continued)

Notice	Section 6.5(c)
NRS	Recitals
Order	Section 7.1(c)
Owned Real Property	Section 3.14(a)
Parent	Preamble
Parent Material Adverse Effect	Section 4.1(a)
Parent Termination Fee	Section 8.5(c)
Paying Agent	Section 2.3(a)
Permitted Liens	Section 9.3
person	Section 9.3
PRC	Section 9.3
PRC Anti-Monopoly Bureau	Section 9.3
PRC Anti-Monopoly Law	Section 9.3
PRC Subsidiary	Section 9.3
Preferred Stock	Section 3.3(a)
Proxy Statement	Section 3.16
Real Property	Section 3.14(c)
Release	Section 3.18(b)(iv)
Representatives	Section 9.3
Rollover Holders	Section 4.7(a)
Rollover Shares	Section 4.7(a)
SAFE	Section 9.3
SAFE Circular 75	Section 9.3
SAFE Circular 78	Section 9.3
Sarbanes-Oxley Act	Section 3.7(c)
Schedule 13E-3	Section 3.16
SEC	Section 3.7(a)
SEC Reports	Section 3.7(a)
Securities Act	Section 3.7(a)
Shares	Section 2.1(a)
Special Committee	Recitals
Stockholders Meeting	Section 6.2(a)
subsidiary, subsidiaries	Section 9.3
Superior Proposal	Section 6.5(f)(ii)
Surviving Corporation	Section 1.1
Tax Return	Section 9.3
Taxes	Section 9.3
Termination Date	Section 8.2(a)
Termination Fee	Section 8.5(b)
VIE	Section 9.3
VIE Contracts	Section 9.3
Voting Agreement	Recitals

vi

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of June 28, 2012 (this “Agreement”), among Green Dynasty Limited, a Cayman Islands exempted company (“Parent”), Green Dynasty Acquisition, Inc., a Nevada corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), Green Dynasty Holdings Limited, a Cayman Islands exempted company (“Holdco”), and Fushi Copperweld, Inc., a Nevada corporation (the “Company”).

WITNESSETH:

WHEREAS, the board of directors of the Company (the “Company Board”), acting upon the recommendation of a special committee comprised solely of independent directors (the “Special Committee”), has adopted resolutions approving the execution of this Agreement and the consummation of the transactions contemplated hereby, including the merger of Merger Sub with and into the Company (the “Merger”), directing that this Agreement be submitted to stockholders and recommending to the Company’s stockholders that they approve this Agreement in accordance with the Nevada Revised Statutes (the “NRS”) on the terms and conditions set forth herein;

WHEREAS, the respective boards of directors of Holdco, Parent and Merger Sub, and Parent, as the sole stockholder of Merger Sub, have each approved the execution of this Agreement and the consummation of the transactions contemplated hereby, including the Merger;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, each of Mr. Li Fu, Abax Lotus Ltd. and AGC Asia 6 Ltd. (collectively, the “Guarantors”) is entering into a limited guarantee with the Company (collectively, the “Guarantees”) pursuant to which each of the Guarantors is guaranteeing certain obligations of Holdco, Parent and Merger Sub in connection with this Agreement; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, each of (i) the Rollover Holders has executed and delivered to Parent a contribution agreement, dated as of the date hereof, among the Rollover Holders, Parent and Merger Sub (together with the schedules and exhibits attached thereto, the “Contribution Agreement”), pursuant to which the Rollover Holders will contribute to Parent, subject to the terms and conditions therein, the Rollover Shares, and (ii) the Rollover Holders have executed and delivered to the Company and Parent a voting agreement, dated as of the date hereof, among such Rollover Holders and the Company (each, a “Voting Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, Holdco, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I
THE MERGER

Section 1.1           The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the NRS, at the Effective Time Merger Sub shall be merged with and into the Company. Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and a wholly owned subsidiary of Parent.

Section 1.2           Closing; Effective Time.

(a)          Subject to the provisions of ARTICLE VII, the closing of the Merger (the “Closing”) shall take place at the offices of Weil, Gotshal & Manges, 767 Fifth Avenue, New York, New York at 10:00 a.m. local time, on the second (2nd) Business Day after the satisfaction or waiver (to the extent permitted by applicable law) of the conditions set forth in ARTICLE VII (excluding conditions that by their terms cannot be satisfied until the Closing, but subject to the satisfaction or waiver of those conditions), unless another time, date or place is agreed to in writing by the parties hereto. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.”

(b)          At the Closing, the parties hereto shall cause the articles of merger (the “Articles of Merger”) with respect to the Merger to be filed with the Secretary of State of the State of Nevada (the “Nevada Secretary of State”), in such form as is required by, and executed in accordance with, the relevant provisions of the NRS. The Merger shall become effective upon the filing of the Articles of Merger or on such later date and time as Parent and the Company shall agree in writing that, in each case, shall be specified in the Articles of Merger (the date and time the Merger becomes effective being the “Effective Time”).

Section 1.3           Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the relevant provisions of the NRS. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and the Merger Sub shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and the Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.4           Articles of Incorporation; Bylaws.

(a)          At the Effective Time, the articles of incorporation of the Company shall be amended and restated to be in the form of (except with respect to the name of the Company) the articles of incorporation of Merger Sub and, as so amended, shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with their terms and as provided by law.

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(b)          At the Effective Time, and without any further action on the part of the Company or Merger Sub, the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, the articles of incorporation of the Surviving Corporation and as provided by law.

Section 1.5           Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors and assigns are duly elected and qualified, or their earlier death, resignation or removal. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office until the earlier of his or her resignation or removal.

ARTICLE II
EFFECTS OF THE MERGER ON THE CAPITAL STOCK OF
THE CONSTITUENT CORPORATIONS

Section 2.1           Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Holdco, Parent, Merger Sub, the Company or the holders of any of the following securities:

(a)          each share of common stock, par value $0.006 per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time (each a “Share” and collectively, the “Shares”), other than any Shares to be cancelled pursuant to Section 2.1(b), shall be converted into the right to receive $9.50 in cash (the “Merger Consideration”) payable to the holder thereof, without interest, in the manner provided in Section 2.3. All Shares that have been converted into the right to receive the Merger Consideration as provided in this Section 2.1 shall no longer be outstanding and shall be automatically cancelled and shall cease to exist. If, between the date of this Agreement and the Effective Time, there is a reclassification, recapitalization, stock split, stock dividend, subdivision, combination or exchange of shares with respect to, or rights issued in respect of, the Shares, the Merger Consideration shall be adjusted accordingly, without duplication, to provide to the holders of Shares the same economic effect as contemplated by this Agreement prior to such event;

(b)          each Share held in the treasury of the Company and each Share owned directly or indirectly by Holdco, Parent, Merger Sub, or any wholly owned Company Subsidiary immediately prior to the Effective Time (including Rollover Shares, but excluding Shares held on behalf of third parties) shall be cancelled and shall cease to exist without any conversion thereof and no payment or distribution shall be made with respect thereto; and

(c)          each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

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Section 2.2           Stock Options and Restricted Shares.

(a)          Immediately prior to the Effective Time, each then-outstanding option to purchase Shares (a “Company Stock Option”) granted under any director or employee stock option or compensation plan or arrangement of the Company (collectively, the “Company Stock Plans”), whether or not vested or exercisable, shall become fully vested and exercisable contingent upon the Effective Time, and shall be converted into the right to receive, and the Company shall pay to each former holder of any such fully vested converted Company Stock Option at or promptly after the Effective Time, an amount in cash equal to the product of (i) the excess, if any, of the Merger Consideration over the applicable exercise price per Share of such Company Stock Option and (ii) the number of Shares such holder could have purchased had such holder exercised such Company Stock Option in full immediately prior to the Effective Time.

(b)          Immediately prior to the Effective Time, each then-outstanding restricted Share granted under any Company Stock Plan (a “Company Restricted Share”) shall vest, contingent upon the Effective Time, in full (and all restrictions thereon shall immediately lapse) and be converted at the Effective Time into the right to receive the Merger Consideration, as provided in Section 2.1(a).

(c)          The Company shall pay the holders of Company Stock Options the cash payments described in this Section 2.2 at or promptly after the Effective Time, but in any event not later than the second (2nd) Business Day after the Effective Time.

(d)          All payments made pursuant to this Section 2.2 shall be subject to all applicable tax withholdings.

(e)          Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) shall adopt such resolutions and take all other actions necessary and appropriate to effectuate the provisions of this Section 2.2. Prior to the Effective Time, the Company shall (i) take all necessary and appropriate actions (including providing any required termination notices to the holders of any Company Stock Option) to terminate the Company Stock Plans and all outstanding Company Stock Options immediately prior to the Effective Time, (ii) provide Parent with copies of all proposed documentation relating to the termination of the Company Stock Plans, and (iii) work with Parent to ensure that the termination is properly effected prior to the Effective Time.

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Section 2.3           Surrender of Shares.

(a)          Prior to the Effective Time, Parent shall enter into an agreement (in a form reasonably acceptable to the Company) with the Company’s transfer agent (or other suitable financial institution reasonably acceptable to the Company) to act as agent for the stockholders of the Company in connection with the Merger (the “Paying Agent”) to receive the Merger Consideration to which the stockholders of the Company shall become entitled pursuant to Section 2.1. At or prior to the Effective Time, Holdco or Parent shall deposit, or cause to be deposited, with the Paying Agent sufficient funds to make all payments pursuant to Section 2.1. Such funds may be invested by the Paying Agent as directed by Parent, provided that (i) no such investment or losses thereon shall affect the Merger Consideration payable to the holders of Company Common Stock, and following any losses Parent shall promptly provide additional funds to the Paying Agent for the benefit of the stockholders of the Company in the amount of any such losses and (ii) such investments shall be in (A) obligations with maturities of no more than 30 days of the United States of America or guaranteed by the United States of America and backed by the full faith and credit of the United States of America, (B) short-term commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Services, or (C) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1,000,000,000. Any interest or income produced by such investments will be payable to the Surviving Corporation or Parent, as Parent directs.

(b)          Promptly after the Effective Time and in any event not later than the second (2nd) Business Day following the Effective Time, the Surviving Corporation shall cause to be mailed to each record holder, as of the Effective Time, of an outstanding certificate or outstanding certificates (“Certificates”) that immediately prior to the Effective Time represented outstanding Shares, which have converted into the right to receive the Merger Consideration with respect thereto pursuant to Section 2.1(a), a form of letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such person shall pass, only upon proper delivery of Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate, and such Certificate shall then be cancelled. Promptly after the Effective Time, and in any event not later than the second (2nd) Business Day following the Effective Time, the Paying Agent shall issue and deliver to each holder of uncertificated Shares represented by book-entry (“Book-Entry Shares”) a check or wire transfer for the amount of cash that such holder is entitled to receive pursuant to Section 2.1(a) in respect of such Book-Entry Shares, without such holder being required to deliver a Certificate or an executed letter of transmittal to the Paying Agent, and such Book-Entry Shares shall then be cancelled. No interest shall be paid or accrued for the benefit of holders of the Shares on the Merger Consideration payable in respect of the Certificates or Book-Entry Shares. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, it shall be a condition of payment that such Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or such Book-Entry Share shall be properly transferred and that the person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate or Book-Entry Share surrendered or shall have established to the satisfaction of Parent that such Tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.3(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration as contemplated by this ARTICLE II, without interest.

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(c)          Prior to the Effective Time, Parent and the Company shall cooperate to establish procedures with the Paying Agent and the Depository Trust Company (“DTC”) to ensure that (i) if the Effective Time occurs at or prior to 11:30 a.m. (New York time) on the Closing Date, the Paying Agent will transmit to DTC or its nominees on the Closing Date an amount in cash in immediately available funds equal to the number of Shares held of record by DTC or such nominee immediately prior to the Effective Time multiplied by the Merger Consideration (such amount, the “DTC Payment”), and (ii) if the Effective Time occurs after 11:30 a.m. (New York time) on the Closing Date, the Paying Agent will transmit to DTC or its nominees on the first (1st) Business Day after the Closing Date an amount in cash in immediately available funds equal to the DTC Payment.

(d)          At any time following the date that is six (6) months after the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) that have been made available to the Paying Agent and that have not been disbursed to holders of Certificates and Book-Entry Shares and thereafter such holders shall be entitled to look to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates and Book-Entry Shares. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Certificates and Book-Entry Shares for the Merger Consideration.

(e)          The Merger Consideration paid in respect of Shares upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with the terms of this ARTICLE II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares previously represented by such Certificates or Book-Entry Shares. As of the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares that were outstanding prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or transfer is sought for Book-Entry Shares, such Certificates or Book-Entry Shares shall be cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this ARTICLE II.

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(f)          Notwithstanding anything in this Agreement to the contrary, Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement any amount as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), or under any provision of state, local or foreign Tax laws. To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of whom such deduction and withholding was made by Parent or the Paying Agent.

(g)          In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder thereof and the holder’s compliance with the replacement requirements established by the Paying Agent, including, if necessary, the posting by the holder of a bond in customary amount as indemnity against any claim that may be made against it or the Surviving Corporation with respect to the Certificate, the Paying Agent will deliver in exchange for the lost, stolen or destroyed Certificate the applicable Merger Consideration payable in respect of the Shares represented by such Certificate pursuant to this ARTICLE II.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth on the disclosure schedule delivered by the Company to Parent and Merger Sub prior to or contemporaneously with the execution of this Agreement (the “Company Disclosure Schedule”, it being agreed that disclosure of any item in any section of the Company Disclosure Schedule shall also be deemed disclosure with respect to any other Section of this Agreement to which the relevance of such item is reasonably apparent from the text of the disclosure made) or as disclosed in the SEC Reports filed on or after January 1, 2010 and prior to the date of this Agreement (without giving effect to any amendment to any such SEC Report filed on or after the date hereof and excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly cautionary, predictive or forward-looking in nature, in each case, other than any specific factual information contained therein; it being agreed that any information disclosed in any such SEC Report shall be deemed disclosure only with respect to a Section of this Agreement to which the relevance of such information is reasonably apparent from the text of such information contained in such SEC Report), the Company hereby represents and warrants to Parent and Merger Sub that:

Section 3.1           Organization and Qualification. Each of the Company and the Company Subsidiaries (a) is an entity duly organized and validly existing under the laws of the jurisdiction of its organization, (b) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and (c) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except, with respect to clause (c), for any such failures to be so qualified or licensed or in good standing as would not, individually or in the aggregate, have a Material Adverse Effect.

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Section 3.2           Articles of Incorporation and Bylaws.

(a)          The Company has heretofore furnished or otherwise made available to Parent a complete and correct copy of the articles of incorporation of the Company, as amended to date (the “Company Articles of Incorporation”), and the bylaws of the Company as amended and restated to date (the “Company Bylaws”), as currently in effect. The Company Articles of Incorporation and the Company Bylaws are in full force and effect and the Company is in compliance with their material terms.

(b)          The Company has heretofore furnished or otherwise made available to Parent a complete and correct copy of the articles of incorporation or similar formation document, as amended to date (the “Company Subsidiaries’ Articles of Incorporation”), and bylaws or similar governing document as amended and restated to date (the “Company Subsidiaries’ Bylaws”), of each Company Subsidiary, in each case as currently in effect. The Company Subsidiaries’ Articles of Incorporation and the Company Subsidiaries’ Bylaws of each material (as defined under Rule 1-02 of Regulation S-X of the SEC) Company Subsidiary (each, a “Material Subsidiary”) are in full force and effect and each Material Subsidiary is in compliance with the terms of its respective Company Subsidiary Articles of Incorporation and Company Subsidiary Bylaws. Without limiting the generality of the foregoing, each of the Company Subsidiary Articles of Incorporation and the Company Subsidiary Bylaws are valid and in full force and effect and, with respect to the PRC Subsidiaries, have been duly approved or issued (as applicable) by competent PRC Governmental Entities.

(c)          The Company has heretofore furnished or otherwise made available to Parent complete and accurate copies of the minutes and, in the case of action by the Company Board or the committees thereof, written consents (or, in the case of minutes or written consents that have not yet been finalized, drafts thereof) of all meetings of the stockholders of the Company and each of the Company Subsidiaries, the Company Board and the board of directors of each of the Company Subsidiaries and the committees of each of such board of directors (other than the Special Committee), in each case, held since January 1, 2010.

Section 3.3           Capitalization.

(a)          The authorized capital stock of the Company consists of 100,000,000 Shares, and 5,000,000 shares of preferred stock, par value $0.006 per share (the “Preferred Stock”). At the close of business on June 22, 2012 (the “Measurement Date”): (i) 38,302,319.5020 Shares were issued and outstanding (of which an aggregate of 88,000 are Company Restricted Shares); (ii) no Shares were held in treasury; (iii) no shares of Preferred Stock were outstanding; and (iv) an aggregate of 935,455 Shares were subject to outstanding Company Stock Options. From the close of business on the Measurement Date until the date of this Agreement, no options or warrants to purchase, or other instruments convertible into, shares of Company Common Stock or Preferred Stock have been granted and no shares of Company Common Stock or Preferred Stock have been issued, except for Shares issued pursuant to the exercise of Company Stock Options in accordance with their terms.

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(b)          Except as set forth above, as of the date of this Agreement, (i) there are no outstanding (A) shares of capital stock or other voting securities of the Company, (B) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (C) options, warrants, rights or other commitments or agreements to acquire from the Company, or obligations of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (A), (B) and (C) are referred to collectively as “Company Securities”) and (ii) there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities. As of the date hereof, all outstanding Shares (other than Company Restricted Shares) are, and all Shares which may be issued pursuant to the exercise of Company Stock Options outstanding will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

(c)          Section 3.3(c) of the Company Disclosure Schedule sets forth, as of the Measurement Date, a list of all holders of Company Stock Options, the date of grant, the number of Shares subject to each such Company Stock Option and the price per share at which such Company Stock Option may be exercised. Each grant of Company Stock Options was duly authorized no later than the date on which the grant of such Company Stock Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Company Board (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents; such grant was made in accordance with the terms of the applicable Company Stock Plan, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder and all other applicable laws, including the NASDAQ Marketplace Rules; and the per share exercise price of such grant was equal to or greater than the fair market value (within the meaning of Section 422 of the Code, in the case of each Company Stock Option intended to qualify as an “incentive stock option”, and within the meaning of Section 409A of the Code, in the case of each other Company Stock Option) of a Share on the applicable Grant Date. Each Company Stock Option may, by its terms or the terms of the Company Stock Plan pursuant to which it was issued, be treated at the Effective Time as set forth in Section 2.2(a).

(d)          Each of the Company Subsidiaries, as of the date hereof, together with the jurisdiction of organization of each such Company Subsidiary, is listed on Section 3.3(d) of the Company Disclosure Schedule. All of the issued and outstanding shares of capital stock or other equity interests of each of the Company Subsidiaries are owned by the Company or another Company Subsidiary, free and clear of all Liens except Permitted Liens. Each of the outstanding shares of capital stock or other equity interests of each of the Company Subsidiaries (other than the PRC Subsidiaries and dormant subsidiaries without any material assets) is duly authorized, validly issued, fully paid and nonassessable (in each case, to the extent applicable). The registered capital of each PRC Subsidiary has been fully paid up within the prescribed time. There are no options, warrants, convertible securities or other agreements or commitments, in each case issued by the Company or any Company Subsidiary, relating to the issuance, transfer, sales, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) for any of the capital stock or other equity interests of, or other ownership interests in, any Company Subsidiary. As of the date of this Agreement, except for the Company Subsidiaries, the Company does not own or control, directly or indirectly, any capital stock of or other equity interest in, or any interest convertible into or exercisable or exchangeable for any capital stock of or other equity interest in, any other person.

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Section 3.4           Authority. The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to the Company Requisite Vote, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Merger. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by all necessary corporate action on behalf of the Company, including the Company Board, and no other corporate proceedings on the part of the Company or any Company Subsidiary (pursuant to the NRS or otherwise) are necessary to authorize this Agreement or to consummate the transactions so contemplated, subject, in the case of the consummation of the Merger, to the approval of this Agreement by the Company Requisite Vote and the filing with the Nevada Secretary of State of the Articles of Merger as required by the NRS. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Holdco, Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law). As of the date hereof, the Company Board, acting upon the unanimous recommendation of the Special Committee, at a duly called and held meeting and at which all directors were present has (a) duly approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (b) directed that this Agreement be submitted to the Company’s stockholders, and (c) recommended, subject to Section 6.5, that the stockholders of the Company approve this Agreement (the “Company Recommendation”). The only vote of the stockholders of the Company required to approve this Agreement and the transactions contemplated hereby is the Company Requisite Vote.

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Section 3.5           No Conflict; Required Filings and Consents.

(a)          The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not (i) conflict with or violate the Company Articles of Incorporation, Company Bylaws, any Company Subsidiaries’ Articles of Incorporation or Company Subsidiaries’ Bylaws, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any Company Subsidiary or by which any of their respective properties are bound, assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of subsection (b) below have been obtained and that all filings described in such clauses have been made, or (iii) result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any note, bond, mortgage, indenture, contract, agreement, lease or other instrument or obligation (each, a “Contract”) to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, loss, right or other occurrence that would not, individually or in the aggregate, (A) have a Material Adverse Effect or (B) prevent or materially delay the consummation of the Merger.

(b)          The execution, delivery and performance of this Agreement by the Company, the consummation of the Merger or any other transaction contemplated by this Agreement by the Company and the Company’s compliance with any of the provisions of this Agreement do not and will not require (with or without notification or lapse of time, or both) any consent, approval, authorization or permit of, action by, filing with or notification to, any United States, PRC, federal, state, local, or municipal, or foreign country or province, or other governmental or regulatory (including any stock exchange) authority, agency, court or other judicial body, commission or other governmental body (each, a “Governmental Entity”), except for (i) applicable requirements of the Exchange Act (including the filing of the Proxy Statement and the Schedule 13E-3) and state securities, takeover and “blue sky” laws, (ii) the filings and receipt, termination or expiration, as applicable, of such approvals or waiting periods as may be required under the Antitrust Law, (iii) the applicable requirements of the NASDAQ Global Select Market (“NASDAQ”), (iv) the filing with the Nevada Secretary of State of the Articles of Merger as required by the NRS, and (v) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, (A) have a Material Adverse Effect or (B) prevent or materially delay the consummation of the Merger.

Section 3.6           Compliance.

(a)          The Company and the Company Subsidiaries are, and since January 1, 2010 have been, in compliance with all laws applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound, except for such non-compliance that would not be material to the business, financial condition, or results of operations of the Company and the Company Subsidiaries, taken as a whole. No investigation, charge, assertion or review by any Governmental Entity with respect to the Company or any Company Subsidiary is pending (in each case that is material to the Company and the Company Subsidiaries taken as a whole) or, to the knowledge of the Company, threatened, nor has any Governmental Entity alleged any material violation of any such laws or indicated an intention to conduct any such investigation or review of the Company or any Company Subsidiary.

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(b)          The Company and the Company Subsidiaries have all permits, licenses, authorizations, exemptions, certificates, orders, consents, approvals, registrations, clearances and franchises (“Licenses”) from Governmental Entities necessary for the Company and each Company Subsidiary to lawfully own, lease and operate their respective properties and assets, and to carry on and lawfully operate their respective businesses as now being conducted (the “Company Licenses”), except for any such Licenses the absence of which would not be material to the Company and the Company Subsidiaries taken as a whole. All Company Licenses of the Company and the Company Subsidiaries are in full force and effect, except where the failure to be in full force and effect would not be material to the Company and the Company Subsidiaries taken as a whole. Each of the Company and each Company Subsidiary is in compliance with the terms of the Company Licenses, and all of the Company Licenses are valid and in full force and effect, except for such non-compliance or invalidity that would not be material to the Company and the Company Subsidiaries taken as a whole. Without limiting the generality of the foregoing, all material filings and registrations with the PRC Governmental Entities required to be made in respect of the PRC Subsidiaries and their operations, including but not limited to the registrations with the Ministry of Commerce, the State Administration of Industry and Commerce, the State Administration of Foreign Exchange, tax bureau and customs authorities have been duly completed in accordance with the relevant rules and regulations.

(c)          This Section 3.6 does not relate to employee benefit matters, which are the subject of Section 3.10, or Taxes, which are the subject of Section 3.15.

(d)          To the knowledge of the Company, each employee or affiliate of the Company that is a beneficial owner of Shares, who is a PRC resident and is subject to any of the registration or reporting requirements of Circular 75, has complied with such reporting and/or registration requirements under SAFE Circular 75, and the Company has complied with the reporting and/or registration requirements under SAFE Circular 78 with respect to the Company Stock Plans, the Company Stock Options and the Company Restricted Shares.

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Section 3.7           SEC Reports; Financial Statements; Internal Controls; No Undisclosed Liabilities.

(a)          The Company has timely filed or furnished all forms, reports, statements, certifications and other documents (together with all exhibits, amendments and supplements thereto) required to be filed or furnished by it with the Securities and Exchange Commission (the “SEC”) since January 1, 2010 (all such forms, reports, statements, certificates and other documents filed since January 1, 2010, collectively, the “SEC Reports”). Each of the SEC Reports, as amended, complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) or the Exchange Act, as the case may be, each as in effect on the date so filed. As of its filing date (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such amendment or superseding filing), none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company Subsidiaries is currently required to file any forms, schedules, statements, reports or other documents with the SEC. To the knowledge of the Company, as of the date of this Agreement, none of the SEC Reports is the subject of ongoing SEC review or outstanding SEC comment.

(b)          The consolidated financial statements (including all related notes and schedules) of the Company and the Company Subsidiaries included or incorporated by reference into the SEC Reports (as amended) present fairly in all material respects the consolidated financial position of the Company and the Company Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end adjustments and to any other adjustments described therein, including the notes thereto) and were prepared in all material respects in conformity with United States generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be expressly indicated therein or in the notes thereto), except in each case to the extent that such information has been amended or superseded by later SEC Reports filed prior to the date hereof.

(c)          Since January 1, 2010, subject to any applicable grace periods, the Company has been and is in compliance with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and (ii) the applicable listing and corporate governance rules and regulations of NASDAQ. To the knowledge of the Company, the Company is not aware of any facts or circumstances that would prevent its chief executive officer and chief financial officer from giving the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)          The Company and each of the Company Subsidiaries have established and maintain disclosure controls and procedures as defined in and required by Rules 13a-15 and 15d-15 of the Exchange Act designed to ensure that information required to be disclosed by the Company in the reports it files under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and related forms, and that such information is accumulated and communicated to the Company’s chief executive officer and chief financial officer (or persons performing similar functions), as appropriate, to allow timely decisions regarding required disclosure. The Company has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer (or persons performing similar functions) prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board (and made summaries of such disclosure available to Parent) (i) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud or allegation of fraud, to the knowledge of the Company, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

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(e)          To the knowledge of the Company, neither the Company nor any Company Subsidiary nor any director, officer, agent, employee or affiliate of the Company or any Company Subsidiary has taken any action or failed to take any action that, directly or indirectly, (i) would constitute a violation in any material respect by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations promulgated thereunder (the “FCPA”), or any other applicable anti-bribery or anti-corruption law, including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any foreign official (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA or any other applicable anti-bribery or anti-corruption law, or (ii) would constitute an offer to pay, a promise to pay or a payment of money or anything else of value, or an authorization of such offer, promise or payment, directly or indirectly, to any employee, agent or representative of another company or entity in the course of their business dealings with the Company or any Company Subsidiary, in order to induce such person to act against the interest of his or her employer or principal.

(f)          Except (i) as reflected, accrued or reserved against in (A) the Company’s consolidated balance sheet as of December 31, 2011 (or the notes thereto) included in the Company’s Annual Report on Form 10-K filed prior to the date of this Agreement for the fiscal year ended December 31, 2011, and (B) the Company’s consolidated balance sheet as of March 31, 2012 (or the notes thereto) included in the Company’s Quarterly Report on Form 10-Q filed prior to the date of this Agreement for the fiscal quarter ended March 31, 2012, (ii) for liabilities or obligations incurred in the ordinary course of business since March 31, 2012, (iii) for liabilities or obligations which have been discharged or paid in full prior to the date of this Agreement, (iv) for liabilities or obligations incurred pursuant to the transactions contemplated by this Agreement, and (v) as set forth on Section 3.7(f) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries has any liabilities, commitments or obligations, asserted or unasserted, known or unknown, absolute or contingent, whether or not accrued, matured or un-matured or otherwise, of a nature required by GAAP to be reflected in a consolidated balance sheet or the notes thereto that would be material to the Company and the Company Subsidiaries taken as a whole.

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Section 3.8           Absence of Certain Changes or Events. From December 31, 2011 through the date of this Agreement, each of the Company and each of the Company Subsidiaries has conducted its business in all material respects in the ordinary course of business consistent with past practice, except in connection with this Agreement and the transactions contemplated herein. There has not been: (a) since December 31, 2011, any event, change, occurrence or effect which has had or would reasonably be expected to have a Material Adverse Effect; (b) between December 31, 2011 and the date of this Agreement, any declaration, setting aside or payment of any dividend or other distribution in cash, stock, property or otherwise in respect of the Company’s or any of the Company Subsidiaries’ capital stock, except for any dividend or distribution by a Company Subsidiary to the Company or another Company Subsidiary; (c) between December 31, 2011 and the date of this Agreement, any redemption, repurchase or other acquisition of any shares of capital stock of the Company or any of the Company Subsidiaries (other than the acquisition of Shares tendered by employees or former employees in connection with a cashless exercise of Company Stock Options or in order to pay Taxes in connection with the vesting or exercise of any grants (including Company Stock Options and Company Restricted Shares) pursuant to the terms of a Company Stock Plan); (d) between December 31, 2011 and the date of this Agreement, any material change by the Company in its accounting principles, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto; or (e) between December 31, 2011 and the date of this Agreement, with respect to the Company or any Company Subsidiary, any material election, change or revocation of any election relating to Taxes, any release, assignment, settlement or compromise of any material Tax liability or surrender of any refund, or any change to any of methods of reporting income or deductions for Tax purposes.

Section 3.9           Absence of Litigation. Except as set forth in Section 3.9 of the Company Disclosure Schedule, as of the date hereof, there are no suits, claims, actions, proceedings, hearings, arbitrations, mediations, investigations, demand letters or any other judicial or administrative proceedings, in law or equity (each, a “Legal Proceeding”) pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary (including by virtue of indemnification or otherwise) or their respective assets or properties, or any executive officer or director of the Company or any Company Subsidiary, other than any such Legal Proceedings which are not material to the Company and the Company Subsidiaries, taken as a whole. Neither the Company nor any Company Subsidiary nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree, award or regulatory restriction of a Governmental Entity, other than such orders, writs, judgments, injunctions, decrees, awards or regulatory restrictions which are not material to the Company and the Company Subsidiaries, taken as a whole.

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Section 3.10         Employee Benefit Plans.

(a)          Section 3.10(a) of the Company Disclosure Schedule contains a true and complete list, as of the date of this Agreement, of each material “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and each other material director and employee plan, program, agreement or arrangement, vacation or sick pay policy, fringe benefit plan, and compensation, severance or employment agreement contributed to, sponsored or maintained by the Company or any Company Subsidiary as of the date of this Agreement for the benefit of any current, former or retired employee, officer, consultant, independent contractor or director of the Company or any Company Subsidiary (collectively, the “Company Employees” and such plans, programs, policies, agreements and arrangements, collectively, the “Company Plans”).

(b)          With respect to each Company Plan, the Company has made available to Parent a current, accurate and complete copy thereof (or, if a plan is not written, a written description thereof) and, to the extent applicable, (i) any related trust agreement or other funding instrument, (ii) the most recent determination or opinion letter, if any, received from the Internal Revenue Service (the “IRS”), (iii) any summary plan description, and (iv) for the most recent year (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports, if any.

(c)          Each Company Plan has been established and administered in all material respects in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations.

(d)          Neither the Company nor any Company Subsidiary has any obligation to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA), any plan subject to Title IV of ERISA or any other similar law.

(e)          Except as would not, individually or in the aggregate, have a Material Adverse Effect, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened against or with respect to any such Company Plan, including any audit or inquiry by the IRS or United States Department of Labor or any other similar Governmental Entity.

(f)          Each Company Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has received a determination letter to that effect from the IRS and, to the knowledge of the Company, no circumstances exist which would reasonably be expected to materially adversely affect such qualification or exemption.

(g)          Except as set forth on Section 3.10(g) of the Company Disclosure Schedule, no Company Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment.

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(h)          Except as contemplated by Section 2.2 or as set forth on Section 3.10(g) of the Company Disclosure Schedule, the execution, delivery of and performance by the Company of its obligations under the transactions contemplated by this Agreement will not (either alone or upon occurrence of any additional or subsequent events) (i) entitle any employee, director, officer, or independent contractor of the Company or any Company Subsidiary to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee, director, officer or independent contractor, (iii) directly or indirectly cause the Company to transfer or set aside any assets to fund any benefits under any Company Plan, (iv) otherwise give rise to any material liability under any Company Plan, or (v) limit or restrict the right to amend, terminate or transfer the assets of any Company Plan on or following the Effective Time. The execution, delivery of and performance by the Company of its obligations under the transactions contemplated by this Agreement will not (either alone or upon occurrence of any additional or subsequent events) result in “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code.

(i)          No Company Plan requires the Company or any Company Subsidiary to pay a tax gross up payment to any current or former director, officer, employee or individual consultant of the Company or any Company Subsidiary for Tax-related payments under Section 409A of the Code.

Section 3.11         Labor and Employment Matters.

(a)          Neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement with any labor organization or other representative of any Company Employees, nor is any such agreement presently being negotiated by the Company. Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) there are no unfair labor practice complaints pending against the Company or any Company Subsidiary before the National Labor Relations Board or any other labor relations tribunal or authority and (ii) there are no strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or, to the knowledge of the Company, threatened in writing against or involving the Company or any Company Subsidiary.

(b)          Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) there are no complaints, charges or claims against the Company pending or, to the knowledge of the Company, threatened that could be brought or filed with any Governmental Entity based on, arising out of, in connection with or otherwise relating to the employment or termination of employment of or failure to employ any individual and (ii) the Company is in compliance with all labor and employment laws, including all such laws relating to wages, hours and any similar mass layoff law, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax.

Section 3.12         Insurance. Except as would not, individually or in the aggregate, have a Material Adverse Effect, (a) all insurance policies of the Company and each of the Company Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as is sufficient to comply with applicable law and (b) neither the Company nor any Company Subsidiary is in breach or default, and neither the Company nor any Company Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, of any of such insurance policies.

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Section 3.13         Personal Properties and Assets. Except as would not, individually or in the aggregate, have a Material Adverse Effect, each of the Company and each Company Subsidiary has good title to all of their respectively owned tangible personal properties as necessary to conduct their respective businesses as currently conducted, free and clear of all Liens (except for Permitted Liens), assuming the timely discharge of all obligations owing under or related to the tangible personal property; provided that no representation is made under this Section 3.13 with respect to any real property, intellectual property or intellectual property rights.

Section 3.14         Real Property.

(a)          Section 3.14(a) of the Company Disclosure Schedule sets forth a true and complete list of all real property and interests in real property owned in fee by the Company or any Company Subsidiary (collectively, the “Owned Real Property”) that is material to the business of the Company and the Company Subsidiaries, taken as a whole. Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company or a Company Subsidiary, as the case may be, holds good, valid, legal and marketable fee title to the Owned Real Property, free and clear of all Liens, except for Permitted Liens.

(b)          Section 3.14(b) of the Company Disclosure Schedule sets forth a true and complete list of all real property leased, subleased, licensed, or otherwise occupied by the Company or any Company Subsidiary (collectively, the “Leased Real Property”) that is material to the business of the Company and the Company Subsidiaries, taken as a whole. Except as would not individually or in the aggregate have a Material Adverse Effect, (i) each of the Company and the Company Subsidiaries has valid leasehold interests, land-use rights or building ownership rights, as applicable, in all of their respective Leased Real Property, free and clear of all Liens, except for Permitted Liens, and (ii) any and all land grant premiums required under applicable laws or any relevant Lease Agreements have been fully paid.

(c)          The Owned Real Property and the Leased Real Property are referred to collectively herein as the “Real Property”. Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) to the knowledge of the Company, each parcel of Real Property is in compliance with all existing laws applicable to such Real Property, (ii) neither the Company nor any Company Subsidiary has received written notice of any proceedings in eminent domain, condemnation or other similar proceedings that are pending and, to the knowledge of the Company, there are no such proceedings threatened, affecting any portion of the Real Property, and (iii) neither the Company nor any Company Subsidiary has received written notice of the existence of any outstanding writ, injunction, decree, order or judgment or of any pending proceeding, and, to the knowledge of the Company, there is no such writ, injunction, decree, order, judgment or proceeding threatened, relating to the ownership, lease, use, occupancy or operation by any person of the Real Property.

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Section 3.15         Tax Matters.

(a)          Except as set forth in Section 3.15(a) of the Company Disclosure Schedule, (i) all material Tax Returns required to be filed by the Company and each of the Company Subsidiaries through the date hereof have been timely filed (taking into account valid extensions of time within which to file), (ii) all such filed Tax Returns (taking into account all amendments thereto) are true, correct and complete in all material respects, (iii) the Company and the Company Subsidiaries have complied with all applicable laws relating to the payment and withholding of all material amounts of Tax and all material amounts of Tax required to be withheld by the Company or any Company Subsidiary have been timely withheld and paid over to the appropriate Governmental Entity, (iv) all material amounts of Taxes due and owing by any of the Company or any Company Subsidiary (whether or not shown on any Tax Return) have been timely paid, other than such Taxes that are being contested in good faith, have not been finally determined or have been adequately reserved against in accordance with GAAP on the face of the balance sheets (rather than in any notes thereto) contained in the most recent financial statements included in the SEC Reports filed prior to the date hereof, (v) the unpaid Taxes of the Company and the Company Subsidiaries did not, as of the dates of the SEC Reports, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets (rather than in any notes thereto) contained in the SEC Reports, and (vi) there are no Liens for material Taxes (other than Taxes not yet due and payable or Taxes being contested in good faith) upon any of the assets of the Company or any Company Subsidiary.

(b)          No material deficiencies for Taxes against the Company or any Company Subsidiary have been claimed, proposed or assessed by any Governmental Entity in writing or, to the knowledge of the Company, otherwise, and there are no pending, nor has the Company or any Company Subsidiary received written notice of the expected commencement of any, audits, examinations, investigations, claims or other proceedings in respect of a material amount of Taxes of the Company or any Company Subsidiary.

(c)          Neither the Company nor any Company Subsidiary has waived any statute of limitations in respect of any material amount of Tax or agreed to any extension of time with respect to any material Tax assessment or deficiency (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course).

(d)          No Tax rulings, requests for rulings, closing agreements, private letter rulings, technical advice memoranda or other similar agreements or rulings (including any application for a change in accounting method under Section 481 of the Code) have been entered into with, issued by, or filed with any Governmental Entity with respect to or relating to the Company or any Company Subsidiary that could affect material Tax Returns or material Taxes of the Company or any Company Subsidiary for taxable periods or portions thereof beginning on or after the Closing Date.

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(e)          Neither the Company nor any Company Subsidiary (i) has been a member of an affiliated group filing a consolidated, combined or unitary income Tax Return (other than a group the common parent of which was the Company), (ii) has any material liability for the Taxes of any person (other than the Company, or any Company Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) or (iii) is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement the parties to which consist exclusively of the Company and a Company Subsidiary).

(f)          Neither the Company nor any Company Subsidiary has (i) engaged in any “intercompany transactions” in respect of which gain was and continues to be deferred pursuant to Treasury Regulations Section 1.1502-13 or any analogous or similar provision of law or (ii) has any “excess loss accounts” in respect of the stock of any Company Subsidiary pursuant to Treasury Regulations Section 1.1502-19, or any analogous or similar provision of law.

(g)          The Company and the Company Subsidiaries have disclosed on their U.S. federal income Tax Returns all positions taken therein that could give rise to substantial understatement of federal income tax within the meaning of Section 6662 of the Code. Neither the Company nor any Company Subsidiary has entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2), failed to disclose any “reportable transaction” for purposes of Treasury Regulations Section 1.6011-4(b)(1), or participated in any “nondisclosed noneconomic substance transaction” within the meaning of Section 6662(i)(2) of the Code.

Section 3.16         Proxy Statement and Schedule 13E-3. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (a) the proxy statement to be sent to the stockholders of the Company in connection with the Stockholders Meeting (such proxy statement, as amended or supplemented, the “Proxy Statement”) or (b) the Exchange Act Rule 13e-3 transaction statement on Schedule 13E-3 (as amended or supplemented from time to time, the “Schedule 13E-3”) will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, with respect to the Proxy Statement, on the date the Proxy Statement is first mailed to the stockholders of the Company and at the time of the Stockholders Meeting, and with respect to the Schedule 13E-3, on the date the Schedule 13E-3 (including any amendments or supplements thereto) is filed with the SEC. Each of the Proxy Statement and the Schedule 13E-3 will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Holdco, Parent or Merger Sub or any of their respective affiliates or Representatives for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3.

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Section 3.17         Intellectual Property. Section 3.17 of the Company Disclosure Schedule sets forth an accurate and complete list of all patents, registered copyrights and registered trademarks (including trademarks, service marks, trade names or trade dress, to the extent registered), registered domain names and all pending applications with respect to any of the foregoing, either (1) that are owned by the Company or any Company Subsidiary or (2) that are material to the respective businesses of the Company and the Company Subsidiaries, taken as a whole, as conducted as of the date hereof. Except as would not, individually or in the aggregate, have a Material Adverse Effect, (a) to the knowledge of the Company, the Company or a Company Subsidiary owns or has a valid right or license to use (in the manner in which the same is being used on the date hereof), all intellectual property that the Company or any Company Subsidiary is using in the conduct of their respective businesses as currently conducted, in the case of intellectual property owned by the Company or any Company Subsidiary, free and clear of all Liens, except Permitted Liens, (b) there are no pending or, to the knowledge of the Company, threatened Legal Proceedings by any person alleging infringement or misappropriation by the Company or any Company Subsidiary of the intellectual property rights of such person or challenging the validity, enforceability or ownership of, or the right to use, any intellectual property owned by the Company or any Company Subsidiary, (c) to the knowledge of the Company, the conduct of the businesses of the Company and each of the Company Subsidiaries as currently conducted does not infringe or misappropriate any intellectual property rights of any person, (d) to the knowledge of the Company, no person is infringing or misappropriating any intellectual property owned by the Company or any Company Subsidiary, (e) the Company and the Company Subsidiaries have taken reasonable steps to protect the confidentiality of their trade secrets, and (f) no intellectual property owned by the Company or any Company Subsidiary is subject to any outstanding order, judgment or decree restricting or limiting the use or licensing thereof by the Company or any Company Subsidiary.

Section 3.18         Environmental Matters.

(a)          Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) the Company and each of the Company Subsidiaries are now and have been in compliance with all applicable Environmental Laws, and possess and are now and have been since January 1, 2010 in compliance with all applicable Environmental Permits necessary to operate the business as presently operated, (ii) to the knowledge of the Company, there have been no releases of Hazardous Materials at or on any property owned or operated by the Company or any Company Subsidiary, (iii) neither the Company nor any Company Subsidiary has received from a Governmental Entity a request for information pursuant to section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980 or similar state or foreign statute, or any written notification alleging that it is liable for any release or threatened release of Hazardous Materials at any location, except with respect to any such notification or request for information concerning any such release or threatened release, to the extent such matter has been resolved with the appropriate foreign, federal, state or local regulatory authority or otherwise, and (iv) neither the Company nor any Company Subsidiary has received any written claim or complaint, or is presently subject to any Legal Proceeding, relating to non-compliance with Environmental Laws or any other liabilities pursuant to Environmental Laws, and to the knowledge of the Company, no such matter has been threatened in writing.

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(b)          For purposes of this Agreement, the following terms shall have the meanings assigned below:

(i)          “Environmental Laws” means all foreign, federal, state, or local laws, statutes, regulations, ordinances, codes, or decrees relating to (A) Releases or threatened Releases or Hazardous Materials, (B) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Materials, (C) the environment, or (D) the protection of human health and safety.

(ii)         “Environmental Permits” means all permits, licenses, registrations, approvals, and other authorizations required under applicable Environmental Laws.

(iii)        “Hazardous Materials” means any substance or waste defined and regulated as hazardous, acutely hazardous, or toxic under applicable Environmental Laws.

(iv)        “Release” means any release, spill, emission, leaking, pumping, pouring, injection, deposit, dumping, emptying, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, or into or out of any property.

Section 3.19         Contracts.

(a)          Section 3.19(a) of the Company Disclosure Schedule sets forth a list of all Material Contracts as of the date of this Agreement, and the Company has made available to Parent true and correct copies of all Material Contracts. For purposes of this Agreement, “Material Contract” means all Contracts to which the Company or any Company Subsidiary is a party or by which the Company, any Company Subsidiary or any of their respective properties or assets is bound that:

(i)          are required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K of the SEC;

(ii)         with respect to a joint venture, partnership, limited liability company or other similar agreement or arrangement, or relate to the formation, creation, operation, management or control of any partnership or joint venture, in each case, that is material to the business of the Company and the Company Subsidiaries, taken as a whole;

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(iii)        relate to indebtedness for borrowed money having an outstanding amount in excess of $2,000,000, other than any indebtedness between or among any of the Company and any Company Subsidiary;

(iv)        constitutes a lease, sublease, license agreement, occupancy agreement, land grant contract or other Contract with respect to any Leased Real Property that is material to the Company and the Company Subsidiaries taken as a whole (“Lease Agreements”);

(v)         involve the acquisition from another person or disposition to another person, directly or indirectly (by merger, license or otherwise), of assets or capital stock or other equity interests of another person (A) for aggregate consideration under such Contract (or series of related Contracts) in excess of $250,000 or (B) that contain representations, warranties, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect and, individually, could reasonably be expected to result in payments by the Company or any Company Subsidiary in excess of $250,000 (in the case of each of clauses (A) and (B), other than acquisitions or dispositions of inventory, properties and other assets in the ordinary course of business);

(vi)        prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its wholly owned Company Subsidiaries, prohibits the pledging of the capital stock of the Company or any wholly owned Company Subsidiary or prohibits the issuance of any guaranty by the Company or any wholly owned Company Subsidiary;

(vii)       are license agreements that are material to the business of the Company and the Company Subsidiaries, taken as a whole, pursuant to which the Company or any of the Company Subsidiaries licenses in intellectual property or licenses out intellectual property owned by the Company or the Company Subsidiaries (other than license agreements for commercially available software on standard terms); or

(viii)      contain provisions that prohibit the Company or any Company Subsidiary or any person that controls, or is under common control with, the Company from competing in any material line of business or grant a right of exclusivity to any person which prevents the Company or a Company Subsidiary from entering any territory, market or field anywhere in the world.

(b)          Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) each Material Contract is valid and binding on the Company or a Company Subsidiary and in full force and effect (except to the extent that any Material Contract expires in accordance with its terms), (ii) the Company and each of the Company Subsidiaries have performed all obligations required to be performed by them to date under each Material Contract, (iii) no event or condition exists which constitutes, or after notice or lapse of time or both would constitute, a default on the part of the Company or any Company Subsidiary under any Material Contract, (iv) no other party to such Material Contract is, to the knowledge of the Company, in default in any respect thereunder, and (v) to the knowledge of the Company, the Company has not received, as of the date of this Agreement, any notice in writing from any person that such person intends to terminate any Material Contract.

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Section 3.20         VIE and VIE Contracts.

(a)          No approvals from any Governmental Entity, other than those already obtained, are required to be obtained for the performance by the respective parties to the VIE Contracts of their obligations and the transactions contemplated under the VIE Contracts.

(b)          The execution, delivery and performance by each of the relevant parties to the VIE Contracts of their respective obligations, and the consummation of the transactions contemplated thereunder, did not and do not (i) result in any violation of their respective articles of association, their respective business licenses or constitutive documents, (ii) result in any violation of any applicable PRC laws or (iii) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any agreement, instrument, arbitration award or judgment, order or decree of any court of the PRC having jurisdiction over the relevant parties to the VIE Contracts, as the case may be, or any agreement with, or instrument to which any of them is expressed to be a party or which is binding on any of them.

(c)          Each of the VIE Contracts constitutes a valid and legally binding obligation of the parties thereto, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).

(d)          The ownership structure of VIE and the ownership structure of the VIE’s shareholders as described in the SEC Reports comply with all applicable PRC laws in all material respects, and do not violate, breach, or otherwise conflict with any applicable PRC laws in any material respect.  As of the date hereof, the Company possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of VIE, through, among other things, its rights to direct the shareholders of VIE as to the exercise of their voting rights.  As of the date of this Agreement, there have been no disputes, disagreements, claims or any Legal Proceedings of any nature raised by any Governmental Entity or any other party, pending or, to the Company’s knowledge, threatened against or affecting any of the Company, the Company Subsidiaries or VIE that (i) challenge the validity or enforceability of any part or all of the VIE Contracts, (ii) challenge the VIE structure or the ownership structure as set forth in the VIE Contracts and described in the SEC Reports, (iii) claim any ownership, share, equity or interest in VIE, or claim any compensation for not being granted any ownership, share, equity or interest in VIE, or (iv) claim any of the VIE Contracts or the ownership structure thereof or any arrangements or performance of or in accordance with the VIE Contracts was in violation of, or is or will, violate any PRC laws.

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Section 3.21         Nevada Takeover Statutes.  Assuming (i) the representations in Section 4.15 are true and correct and (ii) the Company Requisite Vote has been obtained, the Company has no reason to believe that any of the requirements or restrictions of the Nevada Takeover Laws would apply to prevent the consummation of any of the transactions contemplated hereby, including the Merger.

Section 3.22         Affiliate Transactions.  There are no Material Contracts, transactions, indebtedness or other agreements or arrangements (including any direct or indirect ownership interest in any property or assets used in or necessary for use in the conduct of business by the Company), between the Company or any Company Subsidiary, on the one hand, and (a) any officer or director of the Company, (b) any record or beneficial owner of five percent (5%) or more of the voting securities of the Company, or (c) any affiliate or family member of any such officer, director or record or beneficial owner, on the other hand, in each case, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act (collectively, “Affiliate Transactions”).

Section 3.23         Opinion of Financial Advisor.  Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Financial Advisor”) has delivered to the Special Committee its written opinion (or oral opinion to be confirmed in writing), dated as of June 26, 2012, to the effect that, as of such date, the Merger Consideration to be received by the holders of the Shares in the Merger (other than the Rollover Holders, Holdco, Parent, or Merger Sub) is fair, from a financial point of view, to such holders.  A copy of such written opinion has been or will be delivered to Parent promptly following receipt thereof by the Special Committee, for informational purposes only.

Section 3.24         Brokers.  Except for the Company’s obligations to the Financial Advisor, the fees and expenses of which will be paid by the Company, no broker, finder or investment banker is entitled to any brokerage, finder’s, advisory or other fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

Section 3.25         No Other Representations or Warranties.  Except for the representations and warranties contained in this ARTICLE III, each of Holdco, Parent and Merger Sub acknowledges that neither the Company nor any other person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any Company Subsidiary with respect to any other information provided to Holdco, Parent or Merger Sub in connection with the transactions contemplated by this Agreement.  Neither the Company nor any other person will have or be subject to any liability to Holdco, Parent, Merger Sub or any other person resulting from the distribution to Holdco, Parent or Merger Sub, or Holdco’s, Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Holdco, Parent or Merger Sub in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement.

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ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF HOLDCO, PARENT
AND MERGER SUB

Holdco, Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

Section 4.1           Organization.

(a)          Each of Holdco, Parent and Merger Sub (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and (ii) has the requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, except where the failure to have such power or authority would not, individually or in the aggregate, have a Parent Material Adverse Effect.  For purposes of this Agreement, a “Parent Material Adverse Effect” means any event, change, occurrence or effect that would prevent, materially delay or materially impede the performance by Holdco, Parent or Merger Sub of its obligations under this Agreement or the consummation of the transactions contemplated by this Agreement.  The organizational or governing documents of Holdco, Parent and Merger Sub, as previously provided to the Company, are in full force and effect.

(b)          Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub free and clear of all Liens.

(c)          Holdco owns beneficially and of record all of the outstanding capital stock of Parent free and clear of all Liens.

Section 4.2           Authority.  Each of Holdco, Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Merger.  The execution, delivery and performance of this Agreement by each of Holdco, Parent and Merger Sub and the consummation by each of Holdco, Parent and Merger Sub of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by all necessary corporate action by the boards of directors of Holdco, Parent and Merger Sub, and have been duly and validly authorized by all necessary actions by Parent as the sole stockholder of Merger Sub, and no other corporate proceedings on the part of Holdco, Parent or Merger Sub are necessary to authorize this Agreement, to perform their respective obligations hereunder, or to consummate the transactions contemplated hereby (other than the filing with the Nevada Secretary of State of the Articles of Merger as required by the NRS).  This Agreement has been duly and validly executed and delivered by Holdco, Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Holdco, Parent and Merger Sub enforceable against each of Holdco, Parent and Merger Sub in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, or general equitable principles (whether considered in a proceeding in equity or at law).

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Section 4.3           No Conflict; Required Filings and Consents.

(a)          The execution, delivery and performance of this Agreement by Holdco, Parent and Merger Sub do not and will not (i) conflict with or violate the respective certificates of incorporation or bylaws (or similar organizational documents) of Holdco, Parent or Merger Sub, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (iv) of subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Holdco, Parent or Merger Sub or by which either of them or any of their respective properties are bound, or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contracts to which Holdco, Parent or Merger Sub is a party or by which Holdco, Parent or Merger Sub or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, acceleration, loss, right or other occurrence which would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(b)          The execution, delivery and performance of this Agreement by each of Holdco, Parent and Merger Sub and the consummation of the transactions contemplated hereby by each of Holdco, Parent and Merger Sub do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for (i) the applicable requirements, if any, of the Exchange Act and the rules and regulations promulgated thereunder, and state securities, takeover and “blue sky” laws, (ii) the filings and receipt, termination or expiration, as applicable, of such approvals or waiting periods as may be required under any Antitrust Law, (iii) the filing with the Nevada Secretary of State of the Articles of Merger as required by the NRS, and (iv) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 4.4           Absence of Litigation.  As of the date of this Agreement, there is no Legal Proceeding pending or, to the knowledge of Holdco, Parent or Merger Sub, threatened against Holdco, Parent, Merger Sub or any of their subsidiaries, other than any such Legal Proceeding that would not, individually or in the aggregate, have a Parent Material Adverse Effect.  As of the date of this Agreement, neither Holdco, Parent, Merger Sub nor any of their subsidiaries nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree or award that would, individually or in the aggregate, have a Parent Material Adverse Effect.

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Section 4.5           Proxy Statement and Schedule 13E-3.  None of the information supplied or to be supplied by Holdco, Parent, Merger Sub or any of their respective affiliates for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3 will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, with respect to the Proxy Statement, on the date the Proxy Statement is first mailed to the stockholders of the Company, and with respect to the Schedule 13E-3, on the date the Schedule 13E-3 (including any amendments or supplements thereto) is filed with the SEC.  Notwithstanding the foregoing, neither Holdco, Parent nor Merger Sub makes any representations or warranties with respect to any information supplied by the Company or any of the Company’s Representatives for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3.

Section 4.6           Brokers.  Except for Parent’s obligations to Deutsche Bank AG, Parent’s financial advisor, no broker, finder or investment banker is entitled to any brokerage, finder’s, advisory or other fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Holdco, Parent or Merger Sub, or any of their respective affiliates.

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Section 4.7           Financing.

(a)          Parent has delivered to the Company a true, complete and correct copy of an executed Facility Agreement, dated as of June 27, 2012 ( the “Debt Financing Agreement”), between Parent and China Development Bank Corporation Hong Kong Branch (the “Bank Lender”) pursuant to which the Bank Lender has agreed, subject to the terms and conditions set forth therein, to provide the loans described therein (the “Debt Financing”) for the purposes of financing the transactions contemplated by this Agreement and related fees and expenses.  Parent has delivered to the Company true, complete and correct copies of (i) an executed equity commitment letter (the “Abax Equity Financing Commitment”) pursuant to which Abax Lotus Ltd. and AGC Asia 6 Ltd. (collectively, the “Abax Funds”) have committed, subject to the terms and conditions set forth therein, to invest in Holdco, the cash amounts set forth therein (the “Abax Equity Financing”), and (ii) an executed equity commitment letter (the “CEO Equity Financing Commitment”, and together with the Abax Equity Financing Commitment, the “Equity Financing Commitments”) pursuant to which Mr. Li Fu has committed, subject to the terms and conditions set forth therein, to invest in Holdco the cash amounts set forth therein (the “CEO Equity Financing” and, together with the Abax Equity Financing, the “Equity Financing”).  The Equity Financing Commitments and the Debt Financing Agreement are together referred to herein as the “Financing Documents” and the Equity Financing together with the Debt Financing are referred to herein as the “Financing”.  Parent has delivered to the Company a true, complete and correct copy of the executed Contribution Agreement, pursuant to which Abax Lotus Ltd., Mr. Li Fu and the other stockholders named therein (collectively, the “Rollover Holders”) have agreed, subject to the terms and conditions set forth therein, to contribute some or all of the Shares owned by them (the “Rollover Shares”) to Parent in exchange for newly issued shares of Holdco prior to the consummation of the Merger (the “Contribution”).  None of the Financing Documents or the Contribution Agreement has been amended or modified prior to the date of this Agreement, no such amendment or modification is contemplated, and the respective commitments contained in the Financing Documents and the Contribution Agreement have not been withdrawn or rescinded in any respect (provided, however, that Holdco, Parent and Merger Sub may replace, amend or supplement the Financing Documents or the Contribution Agreement to the extent permitted by Section 6.13).  There are no side letters or other agreements to which Holdco, Parent or Merger Sub is a party related to the Contribution or issuance of new shares of Holdco other than as expressly set forth in the Contribution Agreement and there are no side letters or other agreements to which Holdco, Parent or Merger Sub or any of their respective affiliates is a party related to the funding or investing, as applicable, of the full amount of the Debt Financing.  Parent has fully paid any and all commitment fees or other fees in connection with the Financing Documents that are payable on or prior to the date hereof, and the Financing Documents and the Contribution Agreement are in full force and effect and are the legal, valid, binding and enforceable obligations of Holdco, Parent and Merger Sub, as the case may be, and, to the knowledge of Parent, each of the other parties thereto, in accordance with the terms and conditions thereof, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).  As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Holdco, Parent or Merger Sub or, to the knowledge of Holdco, Parent or Merger Sub, any other party thereto under any of the Financing Documents or the Contribution Agreement or that would otherwise result in the Financing not becoming available in order to consummate the transactions contemplated hereunder.  The Financing Documents contain all of the conditions precedent to the obligations of the parties thereunder to make the Financing available to Holdco and Parent, as applicable, on the terms therein and the Contribution Agreement contains all of the conditions precedent to the obligations of the parties thereunder to make the Contribution to Holdco described therein.  Assuming satisfaction of the conditions set forth in Sections 7.1 and 7.2, Parent has no reason to believe that any of the conditions in the Financing Documents or the Contribution Agreement will not be satisfied on or prior to the Closing Date.

(b)          Assuming (i) the Financing is funded in accordance with the Financing Documents, (ii) the Contribution contemplated by the Contribution Agreement is made in accordance with the terms of the Contribution Agreement and (iii) Parent and Merger Sub are obligated to close pursuant to Section 1.2, Parent and Merger Sub will have at and after the Closing funds sufficient to (A) pay the Merger Consideration, (B) pay any and all fees and expenses required to be paid by Holdco, Parent, Merger Sub and the Surviving Corporation in connection with the Merger and the Financing, and (C) satisfy all of the other payment obligations of Holdco, Parent, Merger Sub and the Surviving Corporation contemplated hereunder.

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Section 4.8           Operations of Parent and Merger Sub.  Each of Holdco, Parent and Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein.  The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, no par value per share, of which 100 shares are validly issued and outstanding.  All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent, free and clear of all Liens.  All of the issued and outstanding capital stock of Parent is, and as of the Effective Time will be, owned by Holdco, free and clear of all Liens.  All of the issued and outstanding capital stock of Holdco is, and as of the Effective Time will be, owned by Mr. Li Fu and/or the Abax Funds, subject to their rights to fund the Equity Financing Commitments through one or more affiliates, free and clear of all Liens.

Section 4.9           Ownership of Shares.  Except as set forth in Section 4.9 of the disclosure schedule delivered by Parent to the Company prior to or contemporaneously with the execution of this Agreement, none of Holdco, Parent, Merger Sub, Mr. Li Fu or their respective affiliates owns (directly or indirectly, beneficially or of record) any Shares and none of Holdco, Parent, Merger Sub or their respective affiliates holds any rights to acquire or vote any Shares except pursuant to this Agreement and the Voting Agreement.

Section 4.10         Vote/Approval Required.  No vote or consent of the holders of any class or series of capital stock of Holdco or Parent is necessary to approve this Agreement or the transactions contemplated hereby, including the Merger.

Section 4.11         Solvency.  Assuming (a) satisfaction of the conditions set forth in Sections 7.1 and 7.2 and (b) accuracy of the representations and warranties of the Company set forth in Article III, as of the Effective Time, immediately after giving effect to the transactions contemplated by this Agreement (including the Merger, the Financing (or any alternative financing), the payment of the aggregate Merger Consideration, any repayment of existing indebtedness contemplated by this Agreement or the Financing Documents and the payment of all related fees and expenses), each of Holdco, Parent and the Surviving Corporation will be Solvent.  With respect to each person, “Solvent” means that, as of any date of determination, (i) the amount of the “fair saleable value” of the assets of such Person and its subsidiaries, taken as a whole, exceeds, as of such date, the sum of all “debts” of such Person and its subsidiaries, taken as a whole, including contingent liabilities, as such quoted term is generally determined in accordance with applicable law governing determinations of the insolvency of debtors; (ii) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the business in which it is engaged as such business is now conducted and is proposed to be engaged following the Closing Date; and (iii) such Person will be able to pay its debts, including contingent liabilities, as they mature.

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Section 4.12         Guarantee.  Concurrently with the execution of this Agreement, the Guarantors have delivered to the Company the duly executed Guarantees.  The Guarantees are in full force and effect and are valid, binding and enforceable obligations of the Guarantors subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).  No event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of the Guarantors under the Guarantees.

Section 4.13         Absence of Certain Agreements.  Other than the Contribution Agreement, the Voting Agreement and the Equity Financing Commitments, as of the date hereof, none of Holdco, Parent nor any affiliate of Holdco or Parent has entered into any agreement, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any agreement, arrangement or understanding (in each case, whether oral or written), pursuant to which: (i) any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company agrees to vote to adopt this Agreement or agrees to vote against any Superior Proposal; (ii) any person has agreed to provide, directly or indirectly, equity capital to Holdco, Parent, Merger Sub or the Company to finance in whole or in part the Merger; or (iii) any current employee of the Company has agreed to (x) remain as an employee of the Company or any of the Company Subsidiaries following the Effective Time at compensation levels in excess of levels currently in effect (other than pursuant to any employment Contracts with the Company and its subsidiaries in effect as of the date hereof), (y) contribute or roll-over any portion of such employee’s Shares, Company Stock Options, or other equity awards to the Company or its subsidiaries or Parent or any of its affiliates, or (z) receive any capital stock or equity securities of the Company or any of the Company Subsidiaries, Holdco, Parent or any affiliate of Holdco or Parent.

Section 4.14         Buyer Group Contracts.  Parent has delivered to the Company a true, correct and complete copy of: (a) the Contribution Agreement; (b) the Voting Agreement; and (c) the Equity Financing Commitments (collectively, the “Buyer Group Contracts”).  As of the date hereof, other than the Buyer Group Contracts, there are no side letters or other oral or written contracts relating to the transactions contemplated by this Agreement between two or more of the following persons: each of the Rollover Holders, the Guarantors and any of their respective affiliates.

Section 4.15         Nevada Takeover Statutes.  As of the date hereof, assuming the representations in Section 3.4 are true and correct, neither Holdco, Parent nor Merger Sub has any reason to believe that any of the requirements or restrictions of the Nevada Combinations With Interested Stockholders Law, NRS 78.411-78.444, enacted in Nevada, applies to this Agreement or to any of the transactions contemplated hereby, including the Merger.

Section 4.16         No Other Representations or Warranties.  Except for the representations and warranties contained in this ARTICLE IV, the Company acknowledges that none of Holdco, Parent, Merger Sub or any other person on behalf of Holdco, Parent or Merger Sub makes any other express or implied representation or warranty with respect to Holdco, Parent or Merger Sub or with respect to any other information provided to the Company.

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ARTICLE V
CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.1           Conduct of Business of the Company Pending the Merger.  The Company covenants and agrees that, during the period from the date hereof until the Effective Time, except as expressly contemplated or expressly permitted by this Agreement, as set forth in Section 5.1 of the Company Disclosure Schedule or as required by law or regulation, or unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), the Company shall, and shall cause each Company Subsidiary to, conduct its business in the ordinary course of business consistent with past practice, and use its commercially reasonable efforts to preserve substantially intact its and each of the Company Subsidiaries’ business organizations, and to preserve in all material respects its present relationships with customers, suppliers, distributors, employees and other persons with which the Company or the Company Subsidiaries have material business relations; provided, however, that no action by the Company or the Company Subsidiaries with respect to matters specifically addressed by subparagraphs (a) through (q) below shall be deemed a breach of this Section 5.1 unless such action constitutes a breach of such subparagraphs (a) through (q).  Except as otherwise expressly contemplated or expressly permitted by this Agreement, as set forth in Section 5.1 of the Company Disclosure Schedule or as required by law or regulation, or unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), the Company shall not, and shall not permit any Company Subsidiary to, between the date of this Agreement and the Effective Time, directly or indirectly, do any of the following:

(a)          amend or otherwise change the Company Articles of Incorporation, Company Bylaws, Company Subsidiaries’ Articles of Incorporation or Company Subsidiaries’ Bylaws or any similar governing instruments;

(b)          issue, deliver, sell, pledge, dispose of, transfer, subject to any Lien or encumber any shares of capital stock, ownership interests or voting securities, or any options, warrants, convertible securities or other rights of any kind to acquire or receive any shares of capital stock, any other ownership interests or any voting securities (including but not limited to stock appreciation rights, phantom stock or similar instruments) of the Company or any Company Subsidiary (in each case except for (i) the issuance of Shares upon the exercise of Company Stock Options outstanding on the date hereof, in accordance with the terms of any Company Plan, (ii) the grant of Company Restricted Shares and Company Stock Options (and issuances of Shares pursuant thereto) made in the ordinary course of business consistent with past practice, or (iii) the issuance of shares by a Company Subsidiary to the Company or another Company Subsidiary);

(c)          declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of the capital stock of the Company or any Company Subsidiary (except for any dividend or distribution by a Company Subsidiary to the Company or another Company Subsidiary) or enter into any agreement with respect to the voting or registration of its capital stock;

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(d)          reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any shares of capital stock of the Company (other than the acquisition of Shares tendered by employees or former employees in connection with a cashless exercise of Company Stock Options or in order to pay Taxes in connection with the vesting or exercise of any grants (including Company Stock Options and Company Restricted Shares) pursuant to the terms of a Company Plan or a Company Stock Plan), or reclassify, combine, split or subdivide or amend the terms of any capital stock or other ownership interests of any of the Company Subsidiaries;

(e)          (i) directly or indirectly acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) in one transaction or any series of related transactions any equity interests in any corporation, partnership or other business organization or division thereof or any material assets, other than purchases of inventory and other assets in the ordinary course of business or pursuant to existing Contracts or (ii) sell, pledge, mortgage, lease, license, subject to any Lien, transfer or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets or otherwise) any of the material property or assets of the Company or any Company Subsidiary, except (A) dispositions of obsolete, surplus or worn-out assets or assets that are no longer useful in the conduct of the business of the Company and the Company Subsidiaries, (B) transfers among the Company and the Company Subsidiaries or (C) in the ordinary course of business consistent with past practice (which for the avoidance of doubt and without limitation to the foregoing shall be deemed to include the sale or other disposition of supply or inventory in the ordinary course of business);

(f)          terminate, cancel, transfer, assign, license, encumber or agree to any material change in or waiver under any Material Contract, or enter into or amend any Contract that, if existing on the date hereof, would be a Material Contract;

(g)          grant any material licenses of intellectual property to third parties except in the ordinary course of business;

(h)          incur, issue, renew, prepay, syndicate, refinance or modify in any material respect the terms of any indebtedness for borrowed money, or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make, forgive or cancel any loans, advances or capital contributions to, or investments in, any other person (other than a wholly owned Company Subsidiary or acquisitions permitted by subparagraph (e)(i) above), in each case in an amount in excess of $1,000,000 individually or $2,000,000 in the aggregate, other than in the ordinary course of business consistent with past practice (including any borrowings under the Company Credit Agreements and in respect of letters of credit);

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(i)          except pursuant to any Company Plan or as required by applicable law, (i) increase the compensation or fringe benefits of any of its directors, officers or employees, other than in the ordinary course of business consistent with past practice, (ii) grant any severance or termination pay not provided for under any Company Plan, or any retention pay, (iii) waive or amend in any material respect any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company Plan, (iv) enter into any employment, consulting or severance agreement or arrangement with any of its present directors, officers, employees or independent consultants, other than in the ordinary course of business consistent with past practice with respect to non-executive officer employees, employees with an annual base salary of less than $100,000 and independent consultants, or (v) establish, adopt, enter into or amend in any material respect or terminate any Company Plan, excluding adjustment of performance targets for performance-based awards in a manner permitted under the terms of such awards or in the ordinary course of business;

(j)          make any material change in any financial or tax accounting principles, policies, methods or procedures used by the Company, except as may be required by changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;

(k)          other than in the ordinary course of business consistent with past practice, (i) make, change or revoke any Tax election, (ii) enter into any release, settlement or compromise of any material Tax liability, (iii) file any amended Tax Return with respect to any material Tax or waive any statute of limitations with respect to any material Tax claim or assessment, (iv) change (or file a request to make such change) any method of Tax accounting or any annual Tax accounting period, (v) enter into or request any closing agreement relating to any Tax, (vi) surrender any right to claim a Tax refund, (vii) fail to duly and timely file all Tax Returns and other documents required to be filed with any taxing authority in accordance with past practice (taking into account any extension of time within which to file such Tax Return), or (viii) incur any material liability for Taxes;

(l)          settle or compromise any litigation other than settlements or compromises of litigation where the amount paid in settlement or compromise, in each case, does not exceed the amount set forth in Section 5.1(l) of the Company Disclosure Schedule;

(m)          except for this Agreement, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of such entity (other than among the Company Subsidiaries);

(n)          enter into, amend or modify any union recognition agreement, collective bargaining agreement or similar agreement with any trade union or representative body;

(o)          enter into, amend or modify any Affiliate Transactions;

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(p)          make capital expenditures that are not budgeted in the Company’s current plan approved by the Company Board that was heretofore made available to Parent, as set forth in Section 5.1(p) of the Company Disclosure Schedule, except for (i) other expenditures necessary to maintain existing assets in good repair, consistent with past practice or (ii) any other single capital expenditure not in excess of $250,000 or capital expenditures for the Company and the Company Subsidiaries not in excess of $1,000,000 in the aggregate; or

(q)          authorize or agree to take any of the actions described in Section 5.1(a)-(p).

Section 5.2           Conduct of Business of Holdco, Parent and Merger Sub Pending the Merger.  Subject to the express conditions of this Agreement and the express rights of Parent and Merger Sub hereunder, between the date of this Agreement and the Effective Time, Holdco, Parent and Merger Sub shall not, directly or indirectly, take any action that would individually or in the aggregate, have a Parent Material Adverse Effect.

Section 5.3           No Control of Other Party’s Business.  Nothing contained in this Agreement shall give Holdco or Parent, directly or indirectly, the right to control or direct the Company’s or the Company Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its subsidiaries’ operations prior to the Effective Time.  Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its subsidiaries’ respective operations.

ARTICLE VI
ADDITIONAL AGREEMENTS

Section 6.1           Proxy Statement and Schedule 13E-3.  As soon as reasonably practicable following the date of this Agreement, the Company shall, with the assistance of Parent, prepare and file the Proxy Statement with the SEC.  Concurrently with filing the Proxy Statement with the SEC, the Company and Parent shall prepare and file the Schedule 13E-3 with the SEC.  Holdco, Parent, Merger Sub and the Company will cooperate with each other in the preparation of the Proxy Statement and the Schedule 13E-3.  Without limiting the generality of the foregoing, each of Holdco, Parent and Merger Sub will furnish to the Company the information relating to it required by the Exchange Act to be set forth in each of the Proxy Statement and the Schedule 13E-3.  Each of Holdco, Parent, Merger Sub and the Company shall use its commercially reasonable efforts to resolve all SEC comments with respect to the Proxy Statement and the Schedule 13E-3 as promptly as reasonably practicable after receipt thereof.  Each of Holdco, Parent, Merger Sub and the Company agrees to correct any information provided by it for use in the Proxy Statement and the Schedule 13E-3 which shall have become false or misleading.  The Company shall as soon as reasonably practicable notify Parent and Merger Sub of the receipt of any comments from the SEC with respect to the Proxy Statement and the Schedule 13E-3 and any request by the SEC for any amendment to the Proxy Statement or the Schedule 13E-3 or for additional information in connection therewith.  The Company will promptly provide Parent with copies of all correspondence between the Company and the SEC with respect to the Proxy Statement and Schedule 13E-3, and Parent will promptly provide the Company with copies of all correspondence between Parent and the SEC with respect to the Schedule 13E-3.  Prior to filing or mailing (as applicable) the Proxy Statement and Schedule 13E-3 (or any amendment or supplement thereto) or responding to any comments from the SEC with respect thereto, Parent and its counsel, with respect to the Proxy Statement, and the Company and the Special Committee and their respective counsel, with respect to the Schedule 13E-3, shall be given, to the extent practicable, three (3) Business Days to review and comment on the Proxy Statement, Schedule 13E-3 and any proposed responses to any SEC comments or communications, as applicable, and the Company and Parent shall consider all additions, deletions or changes suggested thereto in good faith by Parent and its counsel, with respect to the Proxy Statement, and the Company and the Special Committee and their respective counsel, with respect to the Schedule 13E-3.

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Section 6.2           Stockholders Meeting.

(a)          As soon as reasonably practicable following confirmation by the SEC that it has no further comments on the Proxy Statement and the Schedule 13E-3, the Company, acting through the Company Board (or a committee thereof), shall (i) take all action necessary to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of approving this Agreement (the “Stockholders Meeting”) and (ii) subject to Section 6.5(c), include in the Proxy Statement the Company Recommendation and use its reasonable best efforts to obtain the Company Requisite Vote; provided, however, that the Company shall be permitted to delay or postpone convening the Stockholders Meeting (but not beyond the Termination Date) if in the good faith judgment of the Company Board (acting on the recommendation of the Special Committee and after consultation with its outside legal counsel) the failure to do so would be inconsistent with the Company Board’s fiduciary duties under applicable law.

(b)          Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be required to hold the Stockholders Meeting if a Change of Recommendation has occurred.

Section 6.3           Access to Information.  From the date of this Agreement to the Effective Time or the earlier termination of this Agreement in accordance with its terms, upon reasonable prior written notice, the Company shall, and shall use its reasonable best efforts to cause the Company Subsidiaries and its and their Representatives to, afford Parent and its Representatives reasonable access during normal business hours, consistent with applicable law, to its officers, personnel, employees, systems, properties, offices and other facilities and to all books and records (including Tax Returns), and to furnish Parent with all financial, operating and other data, analyses, projections and plans, as Parent, through its Representatives, may from time to time reasonably request in writing (it being agreed, however, that the foregoing shall not permit Parent or its Representatives to conduct any environmental testing or sampling).  Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or the Company Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by such employees of their normal duties.  Neither the Company nor any of the Company Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its clients, jeopardize the attorney-client privilege of the Company or any of the Company Subsidiaries or contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement.

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Section 6.4           Confidentiality.  Prior to the Effective Time, each of Holdco, Parent and Merger Sub will hold and treat and will cause its Representatives to hold and treat in confidence all documents and information concerning the Company and the Company Subsidiaries furnished to Holdco, Parent or Merger Sub in connection with the transactions contemplated by this Agreement in accordance with (i) the Confidentiality Agreement, dated February 28, 2011, as amended (the “CEO Confidentiality Agreement”), among the Company, the Special Committee and Mr. Li Fu, and (ii) the Confidentiality Agreement, dated February 28, 2011, as amended (the “Abax Confidentiality Agreement”and, together with the CEO Confidentiality Agreement, the “Confidentiality Agreements”) among the Company, the Special Committee and Abax Global Capital (Hong Kong) Limited, which Confidentiality Agreements shall remain in full force and effect in accordance with their terms.

Section 6.5           Acquisition Proposals.

(a)          Except as otherwise set forth in this Section 6.5, from and after the date of this Agreement, the Company agrees that neither it, nor any of the Company Subsidiaries shall, and that it shall not authorize or permit its and their respective Representatives retained by the Company or any Company Subsidiary to, directly or indirectly, (i) initiate, solicit, knowingly encourage, or knowingly facilitate (including by providing non-public information) any inquiries regarding, or the making of any, proposals or offers that constitute or could reasonably be expected to lead to an Acquisition Proposal, or (ii) engage in, continue, or otherwise participate in any negotiations or discussions (other than to state that it is not permitted to have discussions) concerning, or provide or cause to be provided any non-public information or data relating to the Company or any of the Company Subsidiaries in connection with, an Acquisition Proposal; provided, however, it is understood and agreed that any determination or action by the Company, the Special Committee, or the Company Board permitted under Section 6.5(b), Section 6.5(c) or Section 8.3(a) shall not be deemed to be a breach of this Section 6.5(a).  Upon the execution of this Agreement, the Company agrees, and the Special Committee will direct, that the Company and the Company Subsidiaries and its and their Representatives will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any persons conducted heretofore with respect to any Acquisition Proposal.

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(b)          Notwithstanding anything to the contrary in Section 6.5(a), at any time after the date of this Agreement and prior to obtaining the Company Requisite Vote, the Company may, in response to a bona fide written Acquisition Proposal that did not result from a material breach of Section 6.5(a) and that the Special Committee, which shall have full, sole, and exclusive authority to make such decision determines, in its good faith judgment, after consultation with its outside legal counsel and financial advisors, constitutes or may reasonably be expected to lead to a Superior Proposal, (i) furnish information and data with respect to the Company and the Company Subsidiaries to the person making such Acquisition Proposal pursuant to a customary confidentiality agreement on terms at least as restrictive as those contained in the Confidentiality Agreements but excluding the “standstill” provisions thereof (except for such changes necessary in order for the Company to be able to comply with its obligations under this Agreement), and (ii) participate, through the Special Committee, in discussions or negotiations with such person and its Representatives regarding such Acquisition Proposal; provided, however, that the Company shall promptly (and in any event, within 48 hours) provide or make available to Parent any material non-public information concerning the Company or any of the Company Subsidiaries that is provided to the person making such Acquisition Proposal or its Representatives which was not previously or concurrently provided or made available to Parent.

(c)          In all cases, subject to the permitted actions contemplated by Section 8.3(a) and the next sentence of this Section 6.5(c), neither the Company Board nor any committee thereof shall (i) withdraw or modify in a manner adverse to Parent or Merger Sub, or publicly propose to withdraw or modify in a manner adverse to Parent or Merger Sub, the Company Recommendation, (ii) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any Acquisition Proposal (any of such actions described in clauses (i) or (ii) being referred to as a “Change of Recommendation”), or (iii) adopt, approve or recommend, or allow the Company or any Company Subsidiary to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement constituting, or that would reasonably be expected to result in, any Acquisition Proposal (other than a confidentiality agreement in accordance with Section 6.5(b)) (each, an “Alternative Acquisition Agreement”).  Notwithstanding anything to the contrary in this Section 6.5, if, prior to obtaining the Company Requisite Vote, (A) the Special Committee, which shall have full, sole, and exclusive authority to make such decision, determines in good faith, after consultation with its outside legal counsel and financial advisors, that the failure to do so would be reasonably likely to be inconsistent with the discharge or exercise of the Company Board’s fiduciary duties under applicable law, it may recommend a Change of Recommendation to the Company Board, which, upon receiving such recommendation from the Special Committee, may effect a Change of Recommendation in accordance with this Section 6.5(c), and/or (B) the Company receives a written bona fide Acquisition Proposal that did not result from a material breach of Section 6.5(a) and that the Special Committee, which shall have full, sole, and exclusive authority to make such decision, determines in good faith, after consultation with its outside legal counsel and financial advisors, constitutes a Superior Proposal, then (i) the Company Board may make a Change of Recommendation and/or authorize the Company to terminate this Agreement pursuant to Section 8.3(a), and (ii) the Company, upon receiving such authorization from the Company Board, may enter into an Alternative Acquisition Agreement with respect to such Superior Proposal if, with respect to this clause (ii), the Company concurrently terminates this Agreement pursuant to Section 8.3(a).  The Company Board shall not be entitled to effect a Change of Recommendation or authorize the termination of this Agreement pursuant to Section 8.3(a) (and, for the avoidance of doubt, the Company shall not be entitled to terminate this Agreement pursuant to Section 8.3(a)) unless the Company has provided written notice (a “Notice”) at least three (3) Business Days in advance of such Change of Recommendation or authorization to Parent and Merger Sub advising Parent that the Special Committee has determined in good faith, after consultation with its outside legal counsel and financial advisors, that the failure to make a Change of Recommendation or to authorize termination of this Agreement, as applicable, would be reasonably likely to be inconsistent with the discharge or exercise of its fiduciary duties under applicable law.  For the avoidance of doubt, any purported termination of this Agreement pursuant to Section 8.3(a) shall be void and of no force and effect unless the Company complies with this Section 6.5(c) and pays the Termination Fee in accordance with Section 8.5(b) prior to or substantially concurrently with such termination.  In the event that the basis of such proposed action by the Special Committee, the Company Board and/or the Company is in connection with a Superior Proposal, (x) the Notice shall include the terms and conditions of such Superior Proposal (including the identity of the third party making the Superior Proposal and any financing materials related thereto, if any) and include with it copies of any proposed transaction documents with respect to such Superior Proposal, (y) during the three (3) Business Day period following receipt by Parent and Merger Sub of the Notice, the Company shall, and shall cause its Representatives to, negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) to make such adjustments in the terms and conditions of this Agreement and the Financing Documents so that such Superior Proposal ceases to constitute a Superior Proposal, and (z) following the end of the three (3) Business Day period, the Company Board and the Special Committee shall have determined in good faith after consultation with their outside legal counsel and financial advisors, taking into account any changes to this Agreement and the Financing Documents proposed in writing by Parent and Merger Sub in response to the Notice or otherwise, that the Superior Proposal giving rise to the Notice continues to constitute a Superior Proposal.  Any material amendment to the financial terms or any other material amendment of such Superior Proposal shall require a new Notice and the Company shall be required to comply again with the requirements of this Section 6.5(c), provided that, for purposes of complying with the requirements of this sentence, the three (3) Business Day period described above in this Section 6.5(c) shall be reduced to two (2) Business Days.

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(d)          The Company shall promptly (and in any event within 48 hours of knowledge thereof) notify Parent in writing of (i) any written Acquisition Proposal received by the Company, (ii) any request for non-public information relating to the Company or the Company Subsidiaries, other than requests for information not reasonably expected to be related to an Acquisition Proposal, and (iii) any inquiry or request for discussion or negotiation regarding an Acquisition Proposal, including in each case the identity of the person making any such Acquisition Proposal, inquiry or request and the material terms of any such Acquisition Proposal, inquiry or request; provided, in each case, that such Acquisition Proposal, request or inquiry is received by the Company Board or the Special Committee, its agents or its advisors. The Company shall (A) keep Parent informed in all material respects of the status and details (including material amendments to the terms thereof) of such Acquisition Proposal, inquiry or request and (B) provide to Parent as soon as practicable after receipt thereof copies of all material written correspondence relating to such Acquisition Proposal or request exchanged between the Company or any of the Company Subsidiaries, on the one hand, and the person making such Acquisition Proposal or request, on the other hand, concerning the material terms and conditions thereof; provided that this obligation shall be excused if and to the extent that the Company Board or Special Committee and its Representatives shall be unaware of such information and documents.

(e)          Nothing set forth in this Agreement shall be deemed to prohibit the Company Board, after consultation with the Special Committee, or the Special Committee, after providing prior notice to the Company Board, from taking and disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer), provided that the Company Board shall expressly reaffirm the Company Recommendation in such disclosure.  The parties agree and acknowledge that, for purposes of this Agreement, a factually accurate public statement by the Company that describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto shall not in and of itself be deemed a Change of Recommendation.

(f)          Definitions.  For purposes of this Agreement:

(i)          “Acquisition Proposal” means any bona fide inquiry, proposal or offer from any person or group of persons other than Holdco or one of its subsidiaries or affiliates for (a) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving an acquisition of the Company (or any Company Subsidiaries whose business constitutes 15% or more of the net revenues, net income or assets of the Company and the Company Subsidiaries, taken as a whole) or (b) the acquisition in any manner, directly or indirectly, of over 15% of the equity securities of the Company or over 15% of the consolidated total assets of the Company and the Company Subsidiaries, in each case other than the Merger.

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(ii)         “Superior Proposal” means any bona fide written Acquisition Proposal (with the percentages set forth in the definition of such term changed from 15% to 50%), that the Special Committee, which shall have full, sole, and exclusive authority to make such determination, has determined in its good faith judgment after consultation with its outside legal counsel and financial advisors (A) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal and (B) if consummated, would result in a transaction more favorable to the Company’s stockholders (other than to Rollover Holders) from a financial point of view than the transaction contemplated by this Agreement (after giving effect to all adjustments to the terms thereof which may be offered by Parent in writing (including pursuant to Section 6.5(c)).

Section 6.6           [Reserved.].

Section 6.7           Directors’ and Officers’ Indemnification and Insurance.

(a)          Without limiting any additional rights that any employee may have under any employment agreement or Company Plan, from the Effective Time through the sixth (6th) anniversary of the date on which the Effective Time occurs, each of Holdco and Parent shall or shall cause the Surviving Corporation to, indemnify and hold harmless each present (as of the Effective Time) and former officer and director of the Company and the Company Subsidiaries (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that an Indemnified Party is or was an officer or director of the Company or any of the Company Subsidiaries or is or was serving at the request of the Company or any of the Company Subsidiaries as a director or officer of another corporation, partnership, joint venture, trust or other enterprise or non-profit entity, (ii) matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time or (iii) enforcement of this Section 6.7(a) if such officer or director prevails with respect to such enforcement, in each case to the fullest extent permitted under applicable law.  In the event of any such claim, action, suit, proceeding or investigation or in enforcing this Section 6.7(a), (A) each Indemnified Party will be entitled to advancement of expenses incurred in the defense of any claim, action, suit, proceeding or investigation from the Surviving Corporation within ten (10) Business Days of receipt by the Surviving Corporation from the Indemnified Party of a request therefor; provided that any person to whom expenses are advanced provides an undertaking, if and only to the extent then required by the NRS, to repay such advances if it is ultimately determined that such person is not entitled to such indemnification, (B) neither Holdco, Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any proceeding or threatened action, suit, proceeding, investigation or claim (and in which indemnification could be sought by such Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such action, suit, proceeding, investigation or claim or such Indemnified Party otherwise consents, and (C) the Surviving Corporation shall cooperate in the defense of any such matter.

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(b)          The articles of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers than are presently set forth in the Company Articles of Incorporation and Company Bylaws, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals.

(c)          Prior to the Effective Time, the Company shall and, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies, for a claims reporting or discovery period of at least six (6) years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date hereof; provided, however, that in no event shall the Company or the Surviving Corporation expend for such policies pursuant to this sentence an annual premium amount in excess of 300% of the annual premiums currently paid by the Company for such insurance.  If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six (6) years from and after the Effective Time the D&O Insurance in place as of the date hereof with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date hereof, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, use reasonable best efforts to purchase comparable D&O Insurance for such six (6) year period with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date hereof; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 300% of the annual premiums currently paid by the Company for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(d)          Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Indemnified Party on or prior to the sixth (6th) anniversary of the Effective Time, the provisions and benefits of this Section 6.7 shall continue in full effect until the final disposition of such claim, action, suit, proceeding or investigation.

(e)          The covenants contained in this Section 6.7 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives.  The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to law, contract or otherwise.

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(f)          In the event that the Surviving Corporation or Parent or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation, conversion or merger or (ii) transfers or conveys all or a majority of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or Parent, as the case may be, shall succeed to the obligations set forth in this Section 6.7.

(g)          This Section 6.7 shall not be amended in a manner adverse to the Indemnified Parties without the written consent of each of the Indemnified Parties.

Section 6.8           Further Action; Efforts.

(a)          Upon the terms and subject to the conditions of this Agreement, each of the parties shall use its reasonable best efforts to (i) take, or cause to be taken, all actions and to do, or cause to be done, and cooperate with each other in order to do, all things necessary, proper or advisable (including under any Antitrust Law) to consummate the transactions contemplated by this Agreement as soon as practicable and (ii) do all things necessary, proper or advisable under applicable laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement at the earliest practicable date, including: (A) causing the preparation and filing of all forms, registrations and notices required to be filed to consummate the Merger and the taking of such actions as are necessary to obtain any requisite consent, (B) using reasonable best efforts to defend all lawsuits and other legal proceedings by or before any Governmental Entity challenging this Agreement or the consummation of the Merger, and (C) using reasonable best efforts to resolve any objection asserted with respect to the transactions contemplated under this Agreement under any Antitrust Law raised by any Governmental Entity and to prevent the entry of any court order, and to have vacated, lifted, reversed or overturned any injunction, decree, ruling, order or other action of any Governmental Entity that would prevent, prohibit, restrict or delay the consummation of the transactions contemplated by this Agreement.

(b)          In furtherance and not in limitation of the provisions of Section 6.8(a), to the extent required by PRC law, each of the parties, as applicable, agrees to prepare and file as promptly as practicable, and in any event by no later than fifteen (15) Business Days from the date of this Agreement an initial filing with the PRC Anti-Monopoly Bureau pursuant to the PRC Anti-Monopoly Law.  Parent shall pay all filing fees and other charges for the filings required under the PRC Anti-Monopoly Law by the Company and Parent.

(c)          If a party receives a request for information or documentary material from any Governmental Entity with respect to this Agreement or any of the transactions contemplated hereby then such party shall in good faith make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, a response which is, at a minimum, in substantial compliance with such request.

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(d)          The parties shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement and work cooperatively in connection with obtaining the approvals of or clearances from each applicable Governmental Entity, including:

(i)          cooperating with each other in connection with filings required to be made by any party (including under any Antitrust Law) and liaising with each other in relation to each step of the procedure before the relevant Governmental Entities and as to the contents of all communications with such Governmental Entities.  In particular, to the extent permitted by law or Governmental Entity, no party will make any notification in relation to the transactions contemplated hereunder without first providing the other party with a copy of such notification in draft form and giving such other party a reasonable opportunity to discuss its content before it is filed with the relevant Governmental Entities, and such first party shall consider and take account of all reasonable comments timely made by the other party in this respect;

(ii)         furnishing to each other party all information within its possession that is required for any application or other filing to be made by the other party pursuant to applicable law in connection with the transactions contemplated by this Agreement;

(iii)        promptly notifying each other of any communications from or with any Governmental Entity with respect to the transactions contemplated by this Agreement and ensuring to the extent permitted by law or Governmental Entity that each of the parties is entitled to attend any meetings with or other appearances before any Governmental Entity with respect to the transactions contemplated by this Agreement;

(iv)        consulting and cooperating with each other in connection with all analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the Antitrust Laws; and

(v)         without prejudice to any rights of the parties hereunder, consulting and cooperating in all respects with each other in defending all lawsuits and other proceedings by or before any Governmental Entity challenging this Agreement or the consummation of the transactions contemplated by this Agreement.

(e)          Notwithstanding the foregoing, commercially and/or competitively sensitive information and materials of a party will be provided to the other party on an outside-counsel-only basis while, to the extent feasible, making a version in which the commercial and/or competitively sensitive information has been redacted available to the other party.

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Section 6.9           Public Announcements.  Unless and until a Change of Recommendation has occurred or, if earlier, the termination of this Agreement in accordance with its terms, the Company, Holdco, Parent and Merger Sub will consult with and provide to each other party the reasonable opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated herein and shall not issue any such press release or other public statement or comment prior to such consultation except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange.  The Company and Parent agree that the press release announcing the execution and delivery of this Agreement shall be a joint release of Parent and the Company.

Section 6.10         Notification of Certain Matters.  The Company shall give prompt notice to Parent, and Parent and Holdco shall give prompt notice to the Company, of (a) any notice or other communication received by such party from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any person alleging that the consent of such person is or may be required in connection with the Merger or the other transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, (b) any Legal Proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its subsidiaries which relate to the Merger or the other transactions contemplated hereby, and (c) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to the Merger set forth in ARTICLE VII not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of this Agreement; provided, however, that the delivery of any notice pursuant to this Section 6.10 shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement or (ii) limit the remedies available to the party receiving such notice or the representations or warranties of the parties, or the conditions to the obligations of the parties hereto. The parties agree and acknowledge that the Company’s compliance or failure of compliance with this Section 6.10 shall not be taken into account for purposes of determining whether the condition referred to in Section 7.2(b) shall have been satisfied.

Section 6.11         Rule 16b-3.  Prior to the Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable hereto to cause dispositions of equity securities of the Company (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.12         Obligations of Merger Sub.  Parent shall take all actions necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement.

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Section 6.13         Financing.

(a)          Each of Holdco and Parent shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Financing on the terms and conditions described in the Financing Documents and shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under any Financing Document (provided, however, that Holdco, Parent and Merger Sub may replace, amend or supplement the Debt Financing Agreement, if such replacements, amendments or supplements, individually or in the aggregate, would not (i) expand upon the conditions precedent to the Debt Financing as set forth in the Debt Financing Agreement in any way or (ii) prevent or impair the availability of the financing or materially delay the financing under the Debt Financing Agreement or the consummation of the transactions contemplated by this Agreement), including using commercially reasonable efforts to (1) maintain in full force and effect the Financing Documents until the transactions contemplated by this Agreement are consummated, (2) satisfy on a timely basis all conditions and covenants applicable to Holdco, Parent and Merger Sub in the Financing Documents (including by consummating the financing pursuant to the terms of the Equity Financing ) and otherwise comply with its obligations thereunder, (3) enter into notes, security agreements, guarantees and other definitive agreements as required by the Debt Financing Agreement (“Ancillary Debt Agreements”) on the terms and conditions contemplated by the Debt Financing Agreement, (4) consummate the Financing at or prior to Closing, and (5) assuming all terms and conditions in the Debt Financing Agreement have been satisfied, cause the Financing Sources and other persons providing Debt Financing to fund on the Closing Date the Debt Financing required to consummate the Merger and the other transactions contemplated hereby.  For purposes of this Section 6.13, references to “Financing” shall include the financing contemplated by the Financing Documents as permitted in the case of the Debt Financing Agreement, to be replaced, amended or supplemented by this Section 6.13(a), and references to “Financing Documents” and “Debt Financing Agreement” shall include such documents as permitted to be replaced, amended or supplemented by this Section 6.13(a).

(b)          Without limiting the generality of Section 6.13(a), Holdco, Parent and Merger Sub shall give the Company prompt notice: (i) of any material breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any breach or default) by any party to any Financing Document, or any Ancillary Debt Agreement, which would be reasonably likely to result in any condition of the Financing Documents or any Ancillary Debt Agreement not to be satisfied or the termination of any Financing Document, of which Holdco, Parent or Merger Sub becomes aware; (ii) of the receipt of any written notice or other written communication from any party to any Financing Document with respect to any alleged or potential breach, default, termination or repudiation by any party to any Financing Document or any Ancillary Debt Agreement or any provisions of the Financing Document or any Ancillary Debt Agreement related to the Financing which could result in any condition of the Financing Documents not to be satisfied or the termination of any Financing Document; (iii) of any material dispute or disagreement between or among any parties to the Financing Documents; and (iv) if Holdco, Parent or Merger Sub at any time believes that it will not be able to obtain all or any portion of the Financing on the terms, in the manner or from the sources contemplated by the Financing Documents.  As soon as reasonably practicable after the date the Company delivers to Holdco, Parent or Merger Sub a written request therefor, Holdco, Parent and Merger Sub shall provide notice of the circumstance referred to in clause (i), (ii), (iii) or (iv) of the immediately preceding sentence.  If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Financing Agreement, Parent shall use its commercially reasonable efforts to arrange and obtain alternative debt financing from alternative debt financing sources in an amount sufficient to consummate the transactions contemplated by this Agreement on terms and conditions not less favorable, taken as a whole, to Holdco, Parent and Merger Sub than those in the Debt Financing Agreement as promptly as practicable following the occurrence of such event but no later than the second Business Day immediately prior to the Closing Date.  Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the alternative debt financing.

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(c)          Prior to the Closing, the Company shall, and shall cause the Company Subsidiaries to, use commercially reasonable efforts to provide to Parent and Merger Sub, at Parent’s sole expense, all reasonable cooperation reasonably requested by Parent that is necessary in connection with the Financing, including (i) promptly furnishing to Parent and Merger Sub and their Financing Sources the financial statements required to be delivered to the lenders party thereto under the Debt Financing Agreement, (ii) facilitating the pledging of collateral in connection with the Debt Financing as reasonably requested by Parent and its Financing Sources and customary for financings similar to the Financing (provided that no such pledge shall be effective prior to the Effective Time), and (iii) facilitating the execution and delivery at the Closing of the Ancillary Debt Agreements related to the Debt Financing as required by the Debt Financing Agreement; provided, however, that, (a) irrespective of the above, no obligation of the Company or any of the Company Subsidiaries under any Financing Document, Ancillary Debt Agreement, certificate or other document or instrument shall be effective until the Effective Time and none of the Company or any of the Company Subsidiaries shall be required to take any action under any Financing Document, Ancillary Debt Agreement, certificate or other document or instrument that is not contingent upon the Closing (including the entry into any agreement that is effective before the Effective Time) or that would be effective prior to the Effective Time, (b) nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Company or the Company Subsidiaries, (c) none of the Company or any of the Company Subsidiaries shall be required to issue any offering or information document prior to the Effective Time, and (d) none of the Company or any of the Company Subsidiaries shall be required to take any corporate action in connection with the Financing or the Contribution.  The term “Financing Sources” means the entities that have committed to provide or otherwise entered into agreements in connection with the Debt Financing or other financings (other than the Equity Financing and the Contribution Agreement) in connection with the transactions contemplated hereby, including the parties to the Debt Financing Agreement and any joinder agreements or Ancillary Debt Agreement relating thereto.  None of the Company or any of the Company Subsidiaries shall be required to take any action that would subject it to actual or potential liability, to bear any cost or expense or to pay any commitment or other similar fee or make any other payment (other than reasonable out-of-pocket costs) or incur any other liability or provide or agree to provide any indemnity in connection with the Financing or any of the foregoing prior to the Effective Time.  Holdco, Parent and Merger Sub shall on a joint and several basis indemnify and hold harmless the Company, the Company Subsidiaries and the Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Financing and the Contribution (including any action taken in accordance with this Section 6.13(c)) and any information utilized in connection therewith (other than historical information relating to the Company provided by the Company).  Holdco and Parent shall, promptly upon request by the Company, reimburse the Company for all documented and reasonable out-of-pocket costs incurred by the Company or the Company Subsidiaries in connection with this Section 6.13(c).  In no event shall Holdco, Parent or any of their affiliates prohibit or seek to prohibit any bank or investment bank or other potential provider of debt or equity financing, including the Financing Sources, from providing financing or financial advisory services to any Person in connection with a transaction relating to the Company or its subsidiaries or in connection with the Merger or the other transactions contemplated hereby.

(d)          In no event shall Holdco, Parent or any of their affiliates (which for purposes of this Section 6.13(d) shall be deemed to include the Guarantors and the investment funds affiliated with the Guarantors) (i) award any agent, broker, investment banker, financial advisor or other firm or person any financial advisory role on an exclusive basis, or (ii) engage any bank or investment bank or other potential provider of debt financing on an exclusive basis (or otherwise on terms that could reasonably be expected to prevent such provider from providing or seeking to provide such financing to any third party in connection with a transaction relating to the Company or its subsidiaries), in the case of clauses (i) and (ii) in connection with the Merger or the other transactions contemplated hereby.

(e)          Holdco, Parent and Merger Sub acknowledge and agree that the obtaining of the Financing, or any alternative financing, or the Contribution, is not a condition to Closing.

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(f)          Each of Holdco and Parent shall use its commercially reasonable efforts to consummate the transactions contemplated by the Contribution Agreement immediately prior to the Closing on the terms and conditions described in the Contribution Agreement, including using commercially reasonable efforts to (i) maintain in full force and effect the Contribution Agreements until the transactions contemplated by this Agreement are consummated, (ii) satisfy on a timely basis all conditions applicable to Holdco and Parent in the Contribution Agreement, and (iii) cause the persons providing the Contribution to fund the Contribution on the Closing Date (subject to the conditions set forth in the Contribution Agreement). Neither Holdco nor Parent shall agree to any amendment or modification to be made to, or any waiver of any provision or remedy under, the Contribution Agreement without the prior written consent of the Company and the Special Committee if such amendment, modification or waiver would (i) expand upon the conditions precedent to the Contribution as set forth in the Contribution Agreement in any way or (ii) reasonably be expected to prevent or materially delay the ability of Holdco, Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement. At least two (2) Business Days prior to the Closing, Parent shall make any Certificates evidencing Rollover Shares available in New York, New York for inspection by counsel to the Company.

(g)          The obligations of the Company set forth in this Section 6.13 are the sole obligations of the Company with respect to the Financing or the Contribution and no other provision of this Agreement shall be deemed to expand or modify such obligations.

Section 6.14         Stock Exchange Delisting. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable laws and rules and policies of NASDAQ to enable the delisting of the Shares from NASDAQ and the deregistration of the Shares under the Exchange Act as promptly as practicable following the Effective Time.

Section 6.15         Parent Vote. Parent shall vote (or consent with respect to) or cause to be voted (or a consent to be given with respect to) any Shares beneficially owned by it or any of its subsidiaries or affiliates, or with respect to which it or any of its subsidiaries or affiliates has the power (by agreement, proxy or otherwise) to cause to be voted (or to provide a consent), in favor of the approval of this Agreement at any meeting of stockholders of the Company at which this Agreement shall be submitted for approval and at all adjournments or postponements thereof (or, if applicable, by any action of the stockholders of the Company by consent in lieu of a meeting).

Section 6.16         Reserved.

Section 6.17         Knowledge of Inaccuracies. It is agreed that neither Holdco nor Parent shall have any right to (a) terminate this Agreement under Section 8.4(b) or (b) claim any damage or seek any other remedy at law or in equity for any breach of or inaccuracy in any representation or warranty made by the Company in ARTICLE III to the extent both (i) Mr. Li Fu and (ii) Abax Global Capital (Hong Kong) Limited or any of its affiliates had actual knowledge of such breach of or inaccuracy in such representation or warranty as of the date hereof.

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Section 6.18         Resignations. The Company shall use commercially reasonable efforts to cause to be delivered to Parent at the Closing written evidence reasonably satisfactory to Parent of the resignation effective as of the Effective Time of those non-management directors of the Company and any Company Subsidiary identified by Parent in writing to the Company at least 10 days prior to the Closing. At the request of Parent, the Company shall provide Parent with a true and accurate list of the directors of the Company and the Company Subsidiaries. From and after the date of delivery of such list, the Company shall promptly inform Parent of changes to such list.

Section 6.19         Stockholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors or officers relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Parent’s prior written consent, which consent shall not be unreasonably withheld.

Section 6.20         Takeover Laws. If any of the Nevada Takeover Laws is or becomes applicable to this Agreement or the transactions contemplated hereby, including the Merger, each of the Company and Parent and their respective boards of directors shall take such commercially reasonable actions as may be necessary to render such Nevada Takeover Laws inapplicable to all of the foregoing or to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement.

ARTICLE VII
CONDITIONS OF MERGER

Section 7.1           Conditions to Each Party’s Obligation to Effect the Merger. The obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a)          Stockholder Approval. The Company Requisite Vote shall have been obtained.

(b)          PRC Anti-Monopoly. To the extent required by PRC law, the PRC Anti-Monopoly Bureau shall have issued a decision under the PRC Anti-Monopoly Law approving the Merger.

(c)          Orders. As of the Closing, no court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger (collectively, an “Order”).

Section 7.2           Conditions to Obligations of Holdco, Parent and Merger Sub. The obligations of Holdco, Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following additional conditions:

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(a)          Representations and Warranties. (i) The representations and warranties of the Company set forth in this Agreement that are qualified by reference to Material Adverse Effect shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (ii) the representations and warranties of the Company set forth in this Agreement that are not qualified by reference to Material Adverse Effect (other than the representation and warranty set forth in Section 3.3(a)) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 7.2(a)(ii) shall be deemed to have been satisfied even if any representations and warranties of the Company are not so true and correct, unless the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, has had a Material Adverse Effect; and (iii) the representations and warranties set forth in Section 3.3(a) shall be true and correct (except for de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date as if made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).

(b)          Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c)          Material Adverse Effect. Since the date of this Agreement, there shall not have been any Material Adverse Effect.

(d)          Officer’s Certificate. Parent shall have received a certificate signed by an executive officer of the Company certifying as to the matters set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c).

Section 7.3           Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following additional conditions:

(a)          Representations and Warranties. The representations and warranties of Holdco, Parent and Merger Sub set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except for inaccuracies of representations and warranties which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b)          Performance of Obligations of Holdco, Parent and Merger Sub. Each of Holdco, Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date.

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(c)          Officer’s Certificate. The Company shall have received a certificate signed by an executive officer of Holdco, Parent and Merger Sub certifying as to the matters set forth in Section 7.3(a) and Section 7.3(b).

Section 7.4           Frustration of Closing Conditions. None of the Company, Holdco, Parent or Merger Sub may rely on the failure of any condition set forth in Section 7.2 or Section 7.3, as the case may be, to be satisfied to excuse such party’s obligation to effect the Merger if such failure was caused by such party’s failure to use the standard of efforts required from such party to consummate the Merger and the other transactions contemplated by this Agreement, including as required by and subject to Section 6.8 and Section 6.13.

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER

Section 8.1           Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval of this Agreement by the stockholders of the Company referred to in Section 7.1(a), by mutual written consent of the Company, by action of the Special Committee, and Parent, by action of its board of directors.

Section 8.2           Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned by written notice at any time prior to the Effective Time by Parent, by action of its board of directors, or the Company, at the direction of the Special Committee, if:

(a)          the Merger shall not have been consummated by June 27, 2013, whether such date is before or after the date of approval of this Agreement by the stockholders of the Company referred to in Section 7.1(a) (such date, as it may be extended pursuant to the provisions hereof, the “Termination Date”); provided, that neither party shall have the right to terminate this Agreement pursuant to this Section 8.2(a) if any action of such party or failure of such party to perform or comply with the covenants and agreements of such party set forth in this Agreement shall have been the primary cause of, or resulted primarily in, the failure of the Merger to be consummated by the Termination Date and such action or failure to perform constitutes a breach of this Agreement;

(b)          the Stockholders Meeting shall have been held and completed and approval of this Agreement by the stockholders of the Company referred to in Section 7.1(a) shall not have been obtained at such Stockholders Meeting or at any adjournment or postponement thereof; or

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(c)          any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the approval of this Agreement by the stockholders of the Company referred to in Section 7.1(a)), provided, that the right to terminate this Agreement pursuant to this Section 8.2(c) shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger.

Section 8.3           Termination by the Company. This Agreement may be terminated and the Merger may be abandoned by written notice of the Company at the direction of the Special Committee:

(a)          at any time prior to the time the Company Requisite Vote is obtained, if (i) the Company Board (acting on the recommendation of the Special Committee) authorizes the Company, subject to complying with the terms of this Agreement, to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, (ii) immediately prior to or substantially concurrently with the termination of this Agreement the Company enters into an Alternative Acquisition Agreement with respect to a Superior Proposal and (iii) the Company immediately prior to or substantially concurrently with such termination pays to Parent in immediately available funds the Termination Fee required to be paid pursuant to Section 8.5;

(b)          if there has been a breach of any representation, warranty, covenant or agreement made by Holdco, Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured prior to the earlier of (i) thirty (30) calendar days after written notice (which shall specify the nature of such breach and the Company’s intention to terminate this Agreement if such breach or failure is not cured) thereof is given by the Company to Parent or (ii) five (5) Business Days prior to the Termination Date; provided, however, that the Company is not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 7.1, Section 7.2(a) or Section 7.2(b) not to be capable of being satisfied; or

(c)          if (i) all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied (other than those conditions that by their nature cannot be satisfied other than at the Closing), (ii) the Company has irrevocably confirmed by notice to Parent that all conditions set forth in Section 7.3 have been satisfied or that it is willing to waive any unsatisfied conditions in Section 7.3, and (iii) the Merger shall not have been consummated within three (3) Business Days after the delivery of such notice.

Section 8.4           Termination by Parent. This Agreement may be terminated and the Merger may be abandoned by written notice at any time prior to the Effective Time by Parent, by action of its board of directors:

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(a)          if the Company Board (acting with the affirmative vote of at least one member of the Special Committee or acting on the recommendation of the Special Committee), or the Special Committee shall have (i) made a Change of Recommendation or (ii) failed to include the Company Recommendation in the Proxy Statement; or

(b)          if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied and such breach or condition is not curable, or, if curable, is not cured prior to the earlier of (i) thirty (30) calendar days after written notice (which shall specify the nature of such breach and Parent’s intention to terminate this Agreement if such breach or failure is not cured) thereof is given by Parent to the Company or (ii) five (5) Business Days prior to the Termination Date; provided, however, that Parent is not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 7.1, Section 7.3(a) or Section 7.3(b) not to be capable of being satisfied.

Section 8.5           Effect of Termination and Abandonment.

(a)          In the event of termination of this Agreement and the abandonment of the Merger pursuant to this ARTICLE VIII, this Agreement shall become void and of no effect with no liability to any person on the part of any party hereto (or of any of its Representatives or affiliates); provided, that the provisions set forth in this Section 8.5, Section 6.9 (Public Announcements), Section 6.13(b) (with respect to Parent’s reimbursement and indemnification obligations), Section 8.6 (Expenses), Section 9.1 (Non-Survival of Representations, Warranties, Covenants and Agreements), Section 9.2 (Notices), Section 9.5 (Entire Agreement; Assignment), Section 9.6 (Parties in Interest), Section 9.7 (Governing Law), Section 9.11 (Jurisdiction), Section 9.13 (Waiver of Jury Trial), the Confidentiality Agreements and the Guarantees (to the extent set forth therein) shall survive the termination of this Agreement and abandonment of the Merger pursuant to this ARTICLE VIII.

(b)          In the event that:

(i)          (A) this Agreement is terminated by either Parent or the Company pursuant to Section 8.2(a) or Section 8.2(b), (B) an Acquisition Proposal, whether or not conditional, shall have been made public and not withdrawn after the date hereof but prior to the termination of this Agreement pursuant to Section 8.2(a) or, with respect to termination pursuant to Section 8.2(b), prior to the Stockholders Meeting, and (C) after the date of this Agreement and prior to the date that is twelve (12) months following the termination of this Agreement, the Company consummates an Acquisition Proposal (whether or not such Acquisition Proposal was the same Acquisition Proposal referred to in the preceding clause (B)) (provided that for purposes of this Section 8.5(b)(i), the references to “15%” in the definition of Acquisition Proposal shall be deemed to be references to “50%”);

(ii)         this Agreement is terminated by Parent pursuant to Section 8.4(a) or Section 8.4(b); or

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(iii)        this Agreement is terminated by the Company pursuant to Section 8.3(a);

then the Company shall (x) in the case of clause (i) above, within two (2) Business Days after the date on which the Company consummates the Acquisition Proposal referred to in subclause (b)(i)(C) above, (y) in the case of clause (ii) above, no later than two (2) Business Days after the date of such termination, and (z) in the case of clause (iii) above, immediately prior or substantially concurrently with such termination, pay Parent the Termination Fee (as defined below) by wire transfer of immediately available funds (it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion). “Termination Fee” means $11,000,000.

(c)          In the event that this Agreement is terminated pursuant to Section 8.3(b) or Section 8.3(c), then Parent shall promptly, but in no event later than two (2) Business Days after the date of such termination, pay or cause to be paid to the Company an amount equal to $22,000,000.00 (the “Parent Termination Fee”) by wire transfer of immediately available funds (it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion).

(d)          The parties acknowledge that the agreements contained in Section 8.5 are an integral part of the transactions contemplated by this Agreement, that the damages resulting from the termination of this Agreement under circumstances where a Termination Fee or a Parent Termination Fee is payable are uncertain and incapable of accurate calculation and that, without these agreements, the parties would not enter into this Agreement, and, therefore, the Termination Fee and Parent Termination Fee are not penalties, but rather liquidated damages, and if the Company fails to promptly pay the amount due pursuant to Section 8.5(b) or Parent fails to promptly pay the amount due pursuant to Section 8.5(c), and, in order to obtain such payment, Parent or Merger Sub, on the one hand, or the Company, on the other hand, commences a suit that results in a judgment against the Company for the amount set forth in Section 8.5(b) or any portion thereof or a judgment against Parent for the amount set forth in Section 8.5(c) or any portion thereof, the Company shall pay to Parent or Merger Sub, on the one hand, or Parent shall pay to the Company, on the other hand, its costs and expenses (including reasonable attorneys’ fees) in connection with such suit, together with interest on such amount or portion thereof at the prime rate of Citibank N.A. in effect on the date such payment was required to be made through the date of payment. Notwithstanding anything to the contrary in this Agreement, (A) the Company’s receipt of the Parent Termination Fee pursuant to this Section 8.5 (including the right to enforce the Guarantees with respect thereto) shall, subject to Section 9.10, be the sole and exclusive remedy of the Company and the Company Subsidiaries against Parent, Merger Sub, the Guarantors and any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, affiliates, employees, representatives or agents for any loss suffered as a result of any breach of any covenant or agreement in this Agreement or the failure of the Merger to be consummated, and upon payment of such amounts, none of Parent, Merger Sub, the Guarantors or any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, employees, representatives, affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement (except that such parties shall remain obligated for, and the Company and the Company Subsidiaries may be entitled to remedies with respect to, the Confidentiality Agreements, any reimbursement obligations of Parent pursuant to the first (1st) sentence of this Section 8.5(d) and the indemnification, reimbursement and expense obligations of Parent contained in Section 6.13(c)) and the Guarantees and (B) Parent’s receipt of the Termination Fee from the Company pursuant to this Section 8.5 shall, subject to Section 9.10, be the sole and exclusive remedy of Holdco, Parent, Merger Sub, the Guarantors and their respective affiliates against the Company, the Company Subsidiaries and any of their respective former, current, or future general or limited partners, stockholders, directors, officers, managers, members, affiliates, employees, representatives or agents for any loss suffered as a result of any breach of any covenant or agreement in this Agreement or the failure of the Merger to be consummated, and upon payment of such amounts, none of the Company, the Company Subsidiaries or any of their respective former, current, or future general or limited partners, stockholders, directors, officers, managers, members, affiliates, employees, representatives or agents shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement (except for any reimbursement and expense obligations of the Company pursuant to the first (1st) sentence of this Section 8.5(d)).

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Section 8.6           Expenses. Except as otherwise specifically provided herein (including Section 6.13(d)), each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby. Expenses incurred in connection with the printing, filing and mailing of the Proxy Statement and the Schedule 13E-3 shall be shared equally by Parent and the Company.

Section 8.7           Amendment. This Agreement may be amended by the parties hereto at any time prior to the Effective Time, whether before or after adoption of this Agreement by the stockholders of the Company, by action taken (a) with respect to Holdco, Parent and Merger Sub, by their respective boards of directors, and (b) with respect to the Company, by the Special Committee; provided, however, that, after adoption of this Agreement by the stockholders of the Company, no amendment may be made which by law requires the further approval of the stockholders of the Company without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 8.8           Waiver. At any time prior to the Effective Time, any party hereto (a) with respect to Holdco, Parent and Merger Sub, by their respective boards of directors and (b) with respect to the Company, by the Special Committee, may (to the extent legally permitted and except as otherwise set forth herein) (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered pursuant hereto, and (iii) subject to the requirements of applicable law, waive compliance by the other parties with any of the agreements or conditions contained herein. Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

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ARTICLE IX
GENERAL PROVISIONS

Section 9.1           Non-Survival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for those covenants and agreements contained herein to the extent that by their terms apply or are to be performed in whole or in part after the Effective Time.

Section 9.2           Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile, by international overnight courier or by electronic mail (“e-mail”) transmission (so long as a receipt with respect to such e-mail is requested and received) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Holdco, Parent or Merger Sub:

c/o Fushi Copperweld, Inc.
TYG Center Tower B, Suite 2601
Dongsanhuan Bei Lu, Bing 2
Beijing, 100027, PRC
	Attention:	Li Fu
	Facsimile:	+86 10 8447 8292
	E-mail:	cwang@fushicopperweld.com

and

c/o Abax Global Capital (Hong Kong) Limited
Suite 6708, 67/F, Two International Finance Centre
8 Finance Street
Central, Hong Kong
	Attention:	Donald Yang
	Facsimile:	+852 3602 1700
	E-mail:	donald.yang@abaxcap.com

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with additional copies (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
30th Floor, China World Office 2
1 Jianguomenwai Avenue
Beijing 100004, PRC
Attention:	Michael V. Gisser, Esq.
Peter X. Huang, Esq.
Facsimile:	+86 10 6535 5577
E-mail:	Michael.Gisser@skadden.com Peter.Huang@skadden.com

and

Weil, Gotshal & Manges LLP
29/F, Alexandra House
18 Chater Road Central, Hong Kong
Attention:	Akiko Mikumo, Esq.
Facsimile:	+852 3015 9354
E-mail:	akiko.mikumo@weil.com

(b)	if to the Company:

Fushi Copperweld, Inc.
TYG Center Tower B, Suite 2601
Dongsanhuan Bei Lu, Bing 2
Beijing, 100027, PRC
	Attention:	Joseph J. Longever
	Facsimile:	+86 10 8447 8292
	E-mail:	jlongever@fushicopperweld.com

with additional copies (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, NY 10166
	Attention:	Dennis J. Friedman, Esq.
Eduardo Gallardo, Esq.
	Facsimile:	+1 212-351-6201
	E-mail:	DFriedman@gibsondunn.com
EGallardo@gibsondunn.com

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and

Loeb & Loeb LLP
345 Park Avenue
New York, NY 10154
Attention:	Mitchell S. Nussbaum, Esq.
Facsimile:	+1 212-504-3013
E-mail:	mnussbaum@loeb.com

Section 9.3           Certain Definitions. For purposes of this Agreement, the terms:

(a)          “affiliate” of any person means any other person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person; provided, that for the avoidance of doubt, for all purposes under this Agreement, Mr. Li Fu shall be deemed to be an affiliate of Parent; provided, further, that with respect to the definition of the Company Requisite Vote, the following shall be deemed to be affiliates of Parent: (i) each officer and director of the Company or the Company Subsidiaries who has entered into an agreement (whether written or oral) to contribute any Shares to Parent in lieu of receiving the Merger Consideration for such Shares, (ii) all other persons who have entered into an agreement, arrangement, or understanding (whether written or oral) with Parent or any affiliate of Parent to contribute Shares to Parent in lieu of receiving Merger Consideration for such Shares, and (iii) all persons who the Special Committee upon due inquiry, reasonably believes have reached an agreement or understanding (whether written or oral) with Parent or any affiliate of Parent to receive, in connection with the consummation of the Merger, some benefit or value other than and in addition to the Merger Consideration to be received in respect of their Shares; provided that in no event shall the continued employment of any employee of the Company or any of the Company Subsidiaries with the Surviving Corporation or any of its subsidiaries after the Effective Time, and the continued payment of compensation to such employee by the Surviving Corporation or any of its subsidiaries after the Effective Time on terms substantially comparable to the compensation paid to such employee by the Company or any Company Subsidiaries as of the date of this Agreement, alone, in and of itself, be deemed to be a benefit or value other than and in addition to the Merger Consideration to be received in respect of Shares;

(b)          “Antitrust Law” means the PRC Anti-Monopoly Law, as amended, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition;

(c)          “beneficially owned” with respect to any Shares has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act;

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(d)          “Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized by law to close in (i) New York, New York, United States of America, (ii) Hong Kong Special Administrative Region or (iii) the PRC;

(e)          “Company Credit Agreements” means the Credit and Security Agreement between Copperweld Bimetallics LLC and Regions Bank, dated August 31, 2010, and the Sales Ledger Financing Agreement between Copperweld Bimetallics UK Ltd and Barclays Bank plc Sales Financing dated April 27, 2007.

(f)          “Company Requisite Vote” means the approval of this Agreement by (i) holders of at least a majority in combined voting power of the outstanding Shares and (ii) holders of at least sixty percent (60%) in combined voting power of the outstanding Shares not owned by the Rollover Holders, Holdco, Parent, Merger Sub, or any of their respective affiliates;

(g)          “Company Subsidiary” means each person which is a subsidiary of the Company (for the avoidance of doubt, Company Subsidiaries shall include VIE and the subsidiaries of VIE);

(h)          “control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

(i)          “Fushi International (Dalian)” means Fushi International (Dalian) Bimetallic Cable Co. Ltd.;

(j)          “knowledge” (i) with respect to the Company means the actual knowledge after reasonable inquiry of any of the persons listed in Section 9.3(i) of the Company Disclosure Schedule, and (ii) with respect to Holdco, Parent or Merger Sub means the actual knowledge after reasonable inquiry of any of the officers of Holdco, Parent or Merger Sub;

(k)          “law” means any domestic or foreign federal, state, provincial, municipal or local law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding;

(l)          “Lien” means any lien, mortgage, pledge, encumbrance, restriction, option, right of first refusal, easement, security interest, deed of trust, right-of-way, encroachment, community property interest or other claim or restriction of any nature, whether voluntarily incurred or arising by operation of law (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset);

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(m)          “Material Adverse Effect” means any development, fact, circumstance, condition, event, change, occurrence or effect, individually or in the aggregate, that would have or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company and the Company Subsidiaries taken as a whole, other than any development, fact, circumstance, condition, event, change, occurrence or effect resulting from (A) changes in general economic, financial market, business or geopolitical conditions, (B) changes or developments in any of the industries in which the Company or the Company Subsidiaries operate, (C) changes in any applicable laws or applicable accounting regulations or principles or interpretations thereof, (D) any change in the price or trading volume of the Shares, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect), (E) any outbreak or escalation of hostilities or war or any act of terrorism, (F) any actions taken (or omitted to be taken) pursuant to the express terms of this Agreement (but, for purposes of this clause (F), excluding the obligation to comply with Section 5.1 or Section 6.8 and other than for purposes of the representations and warranties made in Section 3.5) or at the request of Holdco, Parent or Merger Sub, (G) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect), (H) the announcement of this Agreement and the transactions contemplated hereby, including the initiation of litigation by any person with respect to this Agreement, and including any termination of, reduction in or other negative impact on relationships or dealings, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Company and the Company Subsidiaries due to the announcement and performance of this Agreement or the identity of the parties to this Agreement, (I) the performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein (but, for purposes of this clause (I), excluding the obligation to comply with Section 5.1 or Section 6.8 and other than for purposes of the representations and warranties made in Section 3.5), or (J) any action or omission of the Company or any Company Subsidiaries taken, directly or indirectly, at the direction of Mr. Li Fu (with the consent of the other Guarantors) outside the ordinary course of business and not approved by the Special Committee, provided that any development, fact, circumstance, event, change, occurrence or effect referred to in the foregoing clauses (A), (B), (C) and (E), may be taken into account in determining whether or not there has been a Material Adverse Effect to the extent such development, fact, circumstance, event, change, occurrence or effect has a materially disproportionately adverse effect on the Company and the Company Subsidiaries taken as a whole, as compared to other companies in the industries in which the Company and the Company Subsidiaries operate;

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(n)          “NASDAQ Marketplace Rules” means the rules concerning NASDAQ-listed companies promulgated by NASDAQ from time to time and published in the NASDAQ Manual Online located at www.nasdaq.com;

(o)          “Nevada Takeover Laws” means (a) the Nevada Combinations With Interested Stockholders law, NRS 78.411-78.444 and (b) the Nevada Control Share Act, NRS 78.378-78.3793;

(p)          “Permitted Liens” means (i) mechanics’, carriers’, workers’, and repairers’ Liens arising or incurred in the ordinary course of business that are not material to the business, operations and financial condition or the property of the Company so encumbered and that are not resulting from a breach, default or violation by the Company of any Contract or law, (ii) zoning, entitlement and other land use and environmental regulations by any Governmental Entity, provided that such regulations have not been materially violated, (iii) any matter listed in or referred to in any title policy, search or report which was made available to Parent by the Company prior to the date of this Agreement, (iv) any immaterial Lien, which does not interfere with day-to-day operations of the business of the Company and the Company Subsidiaries, (v) limitations or restrictions under any Lease Agreement or other Contract or otherwise imposed by the law of PRC or another government or quasi-governmental agency having jurisdiction over the Real Property and/or operations thereat and (vi) limitations or restrictions on transfers imposed by the Securities Act, blue sky laws and comparable foreign laws governing securities, provided that there is no material violation thereunder that has resulted in such limitations or restrictions;

(q)          “person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, or other entity;

(r)          “PRC” means the People’s Republic of China excluding, for the purposes of this Agreement only, the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan;

(s)          “PRC Anti-Monopoly Bureau” means the Anti-Monopoly Bureau of the Ministry of Commerce;

(t)          “PRC Anti-Monopoly Law” means the PRC Anti-Monopoly Law adopted on August 1, 2008, as amended;

(u)          “PRC Subsidiary” means all Company Subsidiaries organized under the laws of the PRC;

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(v)         “Representatives” means, when used with respect to Holdco, Parent, Merger Sub, the Company or any other person, the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers, and other agents, advisors and representatives of Holdco, Parent, Merger Sub, the Company or any other person, as applicable, and their respective subsidiaries;

(w)          “SAFE” means the State Administration of Foreign Exchange of the PRC;

(x)          “SAFE Circular 75” means Circular 75, issued by SAFE on October 21, 2005, titled “Notice Regarding Certain Administrative Measures on Financing and Inbound Investments by PRC residents Through Offshore Special Purpose Vehicles”, effective as of November 1, 2005 together with its implementing rules, issued by SAFE on May 29, 2007 and effective as of the same day, titled “Implementation Guidance Relating to Notice Regarding Certain Administrative Measures on Financing and Inbound Investments by PRC residents Through Offshore Special Purpose Vehicles”, or any successor rule or regulation under PRC law;

(y)          “SAFE Circular 78” means Circular 78, issued by SAFE on March 28, 2007, titled “Notice of the SAFE on Foreign Exchange Administration of the Involvement of Domestic Individuals in the Employee Stock Ownership Plans and Share Option Schemes of Overseas Listed Companies”, effective as of March 28, 2007, or any successor rule or regulation under PRC law;

(z)          “subsidiary” or “subsidiaries” of the Company, the Surviving Corporation, Parent or any other person means any corporation, partnership, joint venture or other legal entity: (i) of which voting power to elect a majority of the board of directors or others performing similar functions with respect to such organization is held directly or indirectly by such person or by any one or more of such person’s subsidiaries, (ii) of which at least fifty percent (50%) of the equity interests is controlled by such person by any one or more of such person’s subsidiaries, (iii) of which such party or any subsidiary of such party is a general partner, or (iv) that would otherwise be deemed a “subsidiary” under Rule 1.02(w) of Regulation S-X promulgated pursuant to the Exchange Act;

(aa)         “Taxes” means any taxes of any kind, including, but not limited to, those on or measured by or referred to as income, gross receipts, capital, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Entity, domestic or foreign;

(bb)         “Tax Return” means any return, report or statement (including information returns) required to be filed with or provided to any Governmental Entity or other person, or maintained, with respect to Taxes, including any schedule or attachment thereto or amendment thereof;

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(cc)         “VIE” means Dalian Fushi Bimetallic Manufacturing Co. Ltd.; and

(dd)         “VIE Contracts” means the following agreements:

(i)          Purchase Agreement between Fushi International (Dalian) and VIE;

(ii)         Patents Transfer Contract between Fushi International (Dalian) and VIE;

(iii)        Patent Transfer Contract between Fushi International (Dalian) and Mr. Fu;

(iv)        Entrusted Management Agreement among Fushi International (Dalian), VIE, Dalian Fushi Enterprise Group Co., Ltd., Yue Yang, Xishan Yang and Chunyan Xu;

(v)         Shareholders’ Voting Proxy Agreement among Fushi International (Dalian), Dalian Fushi Enterprise Group Co., Ltd., Yue Yang, Xishan Yang and Chunyan Xu;

(vi)        Exclusive Option Agreement among Fushi International (Dalian), VIE, Dalian Fushi Enterprise Group Co., Ltd., Yue Yang, Xishan Yang and Chunyan Xu; and

(vii)       Shares Pledge Agreement among Fushi International (Dalian), Dalian Fushi Enterprise Group Co., Ltd., Yue Yang, Xishan Yang and Chunyan Xu.

Section 9.4           Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 9.5           Entire Agreement; Assignment. This Agreement (including the Exhibits hereto), the Company Disclosure Schedule, the Voting Agreement, the Confidentiality Agreements, the Equity Financing Commitments, the Contribution Agreement and the Guarantees constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the other parties.

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Section 9.6           Parties in Interest. Except (i) as provided in Section 6.7, (ii) with respect to the indemnification and reimbursement obligations of Parent pursuant to Section 6.13 and (iii) only with respect to stockholders and only after the Effective Time, for the provisions set forth in ARTICLE II, Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The parties hereto further agree that the rights of third-party beneficiaries under Section 6.7 shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 8.8 without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.7           Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Nevada, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Nevada.

Section 9.8           Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.9           Counterparts. This Agreement may be executed and delivered (including by facsimile, “.pdf,” or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

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Section 9.10         Specific Performance. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of them hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Notwithstanding anything in this Agreement to the contrary, the parties hereby explicitly acknowledge and agree that the Company’s right, prior to the Closing, to seek an injunction, specific performance or other equitable relief to cause Holdco, Parent and/or Merger Sub to draw down the full proceeds of the Equity Financing and to cause Holdco, Parent or Merger Sub to effect the Closing in accordance with Section 1.2, on the terms and subject to the conditions in this Agreement, shall be subject to the requirements that (A) all conditions in Section 7.1 and Section 7.2 (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, (B) Parent and Merger Sub have failed to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.2, (C) the Debt Financing (or, if alternative financing is being used in accordance with Section 6.13, pursuant to the commitments with respect thereto) has been funded in accordance with the terms of the Debt Financing Agreement or will be funded at the Closing in accordance with the terms of the Debt Financing Agreement if the Equity Financing is funded at the Closing, and (D) the Company has irrevocably confirmed in writing that if specific performance is granted and the Equity Financing and Debt Financing are funded, then it is prepared to close. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (x) either party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity. For the avoidance of doubt, (1) under no circumstances will the Company be entitled to monetary damages in excess of the aggregate amount of (a) the Parent Termination Fee, (b) any reimbursement obligation of Parent pursuant to the first sentence of Section 8.5(d) and (c) the indemnification, reimbursement and expense obligations of Parent contained in Section 6.13(b), and (2) under no circumstances will Holdco, Parent, Merger Sub or any affiliate thereof be entitled to monetary damages in excess of the aggregate amount of (a) the Termination Fee and (b) any reimbursement obligation of the Company pursuant to the first sentence of Section 8.5(d). Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. Until such time as Parent pays the Parent Termination Fee pursuant to Section 8.5(c), the remedies available to the Company pursuant to this Section 9.10 shall be in addition to any other remedy to which it is entitled at law or in equity, and the election to pursue an injunction or specific performance shall not restrict, impair or otherwise limit the Company from, in the alternative, seeking to terminate this Agreement and collect the Parent Termination Fee under Section 8.5. Until such time as the Company pays the Termination Fee pursuant to Section 8.5(b), the remedies available to each of Parent and Merger Sub pursuant to this Section 9.10 shall be in addition to any other remedy to which it is entitled at law or in equity, and the election to pursue an injunction or specific performance shall not restrict, impair or otherwise limit Parent or Merger Sub from, in the alternative, seeking to terminate this Agreement and collect the Termination Fee under Section 8.5. This Section 9.10 shall not be deemed to alter, amend, supplement or otherwise modify the terms of any Financing Document (including the expiration or termination provisions thereof).

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Section 9.11         Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its affiliates against any other party or its affiliates shall be brought and determined in the courts of the State of Nevada located in Clark County, Nevada or the federal courts of the United States of America located in Nevada. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence or maintain any action, suit or proceeding relating thereto except in the courts described above, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Nevada as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Nevada as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 9.12         Interpretation. When reference is made in this Agreement to a Section or Exhibit, such reference shall be to a Section or Exhibit of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall not be exclusive. All references to “dollars” or “$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement, unless otherwise stated. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

Section 9.13         WAIVER OF JURY TRIAL. EACH OF HOLDCO, PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF HOLDCO, PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

[Remainder of Page Left Blank Intentionally]

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IN WITNESS WHEREOF, Parent, Merger Sub, Holdco and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Green Dynasty Limited

By:	/s/ Li Fu
Name: Li Fu
Title: Director

Green Dynasty Acquisition, Inc.

By:	/s/ Li Fu
Name: Li Fu
Title: Director

Green Dynasty Holdings Limited

By:	/s/ Li Fu
Name: Li Fu
Title: Director

Fushi Copperweld, Inc.

By:	/s/ Craig H. Studwell
Name: Craig H. Studwell
Title: Chief Financial Officer

[SIGNATURE PAGE TO MERGER AGREEMENT]